UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

LAM RESEARCH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 24, 2013

Dear Lam Research Stockholders,

We cordially invite you to attend, in person or by proxy, the Lam Research Corporation 2013 Annual Meeting of Stockholders. The annual meeting will be held on Thursday, November 7, 2013, at 9:30 a.m. pacific standard time in the Building CA1 Auditorium at the principal executive offices of Lam Research Corporation, which is located at 4650 Cushing Parkway, Fremont, California 94538.

At this year’s annual meeting, stockholders will be asked to elect the nominees named in the attached proxy statement as directors to serve for the ensuing year, and until their respective successors are elected and qualified, cast an advisory vote on the compensation of our named executive officers (“Say on Pay”) and ratify the appointment of the independent registered public accounting firm for fiscal year 2014. The Board of Directors recommends that you vote in favor of all three proposals. Management will not provide a business update during this meeting; please refer to our latest quarterly earnings report for our current outlook.

Please refer to the proxy statement for detailed information about the annual meeting and each of the proposals, as well as voting instructions. Your vote is important, and we strongly urge you to cast your vote by the internet, phone or mail even if you plan to attend the meeting in person.

Sincerely yours,

Lam Research Corporation

Stephen G. Newberry

Chairman of the Board

Notice of 2013 Annual Meeting of Stockholders

4650 Cushing Parkway

Fremont, California 94538

Telephone: 510-572-0200

Date and Time	Thursday, November 7, 2013
9:30 a.m. Pacific Standard Time

Place	Lam Research Corporation
Building CA1 Auditorium
4650 Cushing Parkway
Fremont, California 94538

Items of Business

1.	Election of directors to serve for the ensuing year, and until their respective successors are elected and qualified
2.	Advisory vote on the compensation of our named executive officers (“Say on Pay”)
3.	Ratification of the appointment of independent registered public accounting firm for fiscal year 2014
4.	Transact such other business that may properly come before the annual meeting (including any adjournment or postponement thereof)

Record Date

Only stockholders of record at the close of business on September 9, 2013, or the “Record Date,” are entitled to notice of and to vote at the annual meeting.

Voting

Please vote as soon as possible, even if you plan to attend the annual meeting in person. You have three options for submitting your vote before the annual meeting: by the internet, phone or mail. The proxy statement and the accompanying proxy card provide detailed voting instructions.

Internet Availability of Proxy Materials

Our Notice of 2013 Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders are available on the Lam Research website at http://investor.lamresearch.com and at www.proxyvote.com.

By Order of the Board of Directors

Sarah A. O’Dowd

Secretary

This proxy statement is first being made available and/or mailed to our stockholders on or about September 24, 2013.

LAM RESEARCH CORPORATION

Proxy Statement for 2013 Annual Meeting of Stockholders

General Information	1
Information Concerning Solicitation and Voting	1
Other Meeting Information	2

Proposal No. 1: Election of Directors	5
Nominees for Director	5
Security Ownership of Certain Beneficial Owners and Management	13
Corporate Governance	15
Director Compensation	20
Section 16(a) Beneficial Ownership Reporting Compliance	23
Executive Compensation and Other Information	23
Compensation Discussion and Analysis	23
I. Executive Summary	24
II. Executive Compensation Governance and Procedures	28
III. Primary Components of Named Executive Officer Compensation; Calendar Year 2012 Compensation Payouts; Calendar Year 2013 Compensation Targets and Metrics	30
IV. Tax and Accounting Considerations	41
Compensation Committee Report	42
Compensation Committee Interlocks and Insider Participation	42
Executive Compensation Tables	42
Securities Authorized for Issuance under Equity Compensation Plans	51

Proposal No. 2: Advisory Vote on the Compensation of Our Named Executive Officers (“Say on Pay”)	52

Proposal No. 3: Ratification of the Appointment of Independent Registered Public Accounting Firm For Fiscal Year 2014	52
Audit Committee Report	53
Relationship with Independent Registered Public Accounting Firm	53
Certain Relationships and Related Party Transactions	54
Other Matters	54

General Information

Information Concerning Solicitation and Voting

Our board of directors solicits your proxy for the 2013 Annual Meeting of Stockholders and any adjournment or postponement of the meeting, for the purposes described in the “Notice of 2013 Annual Meeting of Stockholders.” The table below shows important details about the annual meeting and voting. We use the terms “Lam Research,” “Lam,” the “Company,” “we,” “our,” and “us” in this proxy statement to refer to Lam Research Corporation, a Delaware corporation.

Record Date

Only stockholders of record at the close of business on September 9, 2013, or the “Record Date,” are entitled to receive notice of and to vote at the annual meeting.

Shares Outstanding

162,092,907 shares of common stock were outstanding as of the Record Date.

Quorum

A majority of shares outstanding on the Record Date constitutes a quorum. A quorum is required to transact business at the annual meeting.

Inspector of Elections

The Company will appoint an inspector of elections to determine whether a quorum is present. The inspector will also tabulate the votes cast by proxy or at the annual meeting.

Effect of Abstentions and

Broker Non-Votes

Shares voted “abstain” and broker non-votes (shares held by brokers that do not receive voting instructions from the beneficial owner of the shares, and do not have discretionary authority to vote on a matter) will be counted as present for purposes of determining whether we have a quorum. For purposes of voting results, abstentions will not be counted with respect to the election of directors but will have the effect of “no” votes with respect to other proposals, and broker non-votes will not be counted with respect to any proposal.

Voting by Proxy

Stockholders may vote by internet, phone, or mail, per the instructions on the accompanying proxy card.

Voting at the Meeting

Stockholders can vote in person during the meeting. Stockholders of record will be on a list held by the inspector of elections. Each beneficial owner (an owner who is not the record holder of their shares) must obtain a proxy from the beneficial owner’s brokerage firm, bank, or the stockholder of record holding such shares for the beneficial owner, and present it to the inspector of elections with a ballot. Voting in person by a stockholder as described here will replace any previous votes of that stockholder submitted by proxy.

Changing Your Vote

Stockholders of record may change their votes by revoking their proxies. This may be done at any time before the polls close by (a) submitting a later-dated proxy by the internet, telephone or mail, or (b) submitting a vote in person at the annual meeting. Before the annual meeting, stockholders of record may also deliver voting instructions to our Secretary, Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538. If a beneficial owner holds shares through a bank or brokerage firm, or another stockholder of record, the beneficial owner must contact the stockholder of record in order to revoke any prior voting instructions.

Voting Instructions

If a stockholder completes and submits proxy voting instructions, the people named on the proxy card as proxy holders, or the “Proxy Holders,” will follow the stockholder’s instructions. If a stockholder submits proxy voting instructions but does not include voting instructions for each item, the Proxy Holders will vote as the board recommends on each item for which the stockholder did not include an instruction. The Proxy Holders will vote on any other matters properly presented at the annual meeting in accordance with their best judgment.

Voting Results

We will announce preliminary results at the annual meeting. We will report final voting results at http://investor.lamresearch.com and in a Form 8-K to be filed shortly after the annual meeting.

Availability of Proxy Materials

This proxy statement and the accompanying proxy card and 2013 Annual Report will be mailed to stockholders entitled to vote at the annual meeting who have

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	1

designated a preference for a printed copy beginning on September 24, 2013. Stockholders who previously chose to receive proxy materials electronically were sent an email with instructions on how to access this year’s proxy materials and the proxy voting site.

We have also provided our stockholders access to our proxy materials over the internet in accordance with rules and regulations adopted by the United States Securities and Exchange Commission, or the “SEC.” These materials are available on our website at http://investor.lamresearch.com and at www.proxyvote. com. We will furnish, without charge, a printed copy of these materials and our 2013 Annual Report (including exhibits) on request by phone (510-572-1615), by mail (to Investor Relations, Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538), or by email (to investor.relations@lamresearch.com).

A Notice of Internet Availability of Proxy Materials will be mailed beginning on September 24, 2013 to all stockholders entitled to vote at the meeting. The notice will have instructions for stockholders on how to access our proxy materials through the internet and how to request that a printed copy of the proxy materials be mailed to them. The notice will also have instructions on how to elect to receive all future proxy materials electronically or in printed form. If you choose to receive future proxy materials electronically, you will receive an email each year with instructions on how to access the proxy materials and proxy voting site.

Proxy Solicitation Costs

The Company will bear the cost of all proxy solicitation activities. Our directors, officers and other employees may solicit proxies personally or by telephone, email or other communication means, without any cost to Lam Research. In addition, we have retained AST Phoenix Advisors to assist in obtaining proxies by mail, facsimile or email from brokers, bank nominees and other institutions for the annual meeting. The estimated cost of such services is $8,500 plus out-of-pocket expenses. AST Phoenix Advisors may be contacted at 6201 15th Avenue, 3rd Floor, Brooklyn, New York, 11219. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers and nominees for the expenses of doing so in accordance with statutory fee schedules.

Other Meeting Information

Annual Meeting Admission

All stockholders entitled to vote as of the Record Date are entitled to attend the annual meeting. Admission of stockholders will begin at 9:15 a.m. pacific standard time on November 7, 2013. Any stockholders interested in attending the annual meeting should be prepared to present government-issued photo identification, such as a valid driver’s license or passport, and verification of ownership of Company common stock or proxy status as of the Record Date for admittance. For stockholders of record as of the Record Date, proof of ownership as of the Record Date will be verified prior to admittance into the annual meeting. For stockholders who were not stockholders as of the Record Date but hold shares through a bank, broker or other nominee holder, proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership, will be verified prior to admittance into the annual meeting. For proxy holders, proof of valid proxy status will also be verified prior to admittance into the annual meeting. Stockholders and proxy holders will be admitted to the annual meeting if they comply with these procedures. Information on how to obtain directions to attend the annual meeting and vote in person is available on the Lam Research website at http://investor.lamresearch.com.

Voting on Proposals

Pursuant to Proposal No. 1, board members will be elected at the annual meeting to fill eleven seats on the board to serve for the ensuing year, and until their respective successors are elected and qualified, under a “majority vote” standard. The majority voting standard means that, even though there are eleven nominees for the eleven board seats, a nominee will be elected only if he or she receives an affirmative “for” vote from stockholders owning, as of the Record Date, at least a majority of the shares present and voted at the meeting in such nominee’s election by proxy or in person. If an incumbent fails to receive the required majority, his or her previously submitted resignation will be promptly considered by the board. Each stockholder may cast one vote (“for” or “withhold”), per share held, for each of the eleven nominees. Stockholders may not cumulate votes in the election of directors.

Each share is entitled to one vote on Proposals No. 2 and 3. Votes may be cast “for,” “against” or “abstain” on those Proposals.

General Information

If a stockholder votes by means of the proxy solicited by this proxy statement and does not instruct the Proxy Holders how to vote, the Proxy Holders will vote: “FOR” all individuals nominated by the board; “FOR” approval, on an advisory basis, of the compensation of our named executive officers; and “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2014.

If you choose to vote in person, you will have an opportunity to do so at the annual meeting. You may either bring your proxy card to the annual meeting, or if you do not bring your proxy card, the Company will pass out written ballots to anyone who was a stockholder as of the Record Date. As noted above, if you are a beneficial owner (an owner who is not the record holder of their shares), you will need to obtain a proxy from your brokerage firm, bank, or the stockholder of record holding shares on your behalf.

Voting by 401(k) Plan Participants

Employee participants in Lam’s Savings Plus Plan, Lam Research 401(k) and the Novellus Systems, Inc. (“Novellus”) 401(k) Plan, or the “401(k) Plans,” who held Lam common stock in their personal 401(k) Plan accounts as of the Record Date will receive this proxy statement, so that each participant may vote, by proxy, his or her interest in Lam’s common stock as held by the 401(k) Plans. The 401(k) Plan trustees, or the Company’s Savings Plus Plan, Lam Research 401(k) Committee as the administrator of the 401(k) Plans, will aggregate and vote proxies in accordance with the instructions in the proxies of employee participants that they receive.

Stockholder Accounts Sharing the Same Last Name and Address

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Lam Research stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our proxy statement and annual report unless one of the stockholders notifies our investor relations department that he or she wants to receive separate copies. This procedure reduces duplicate mailings and therefore saves printing and mailing costs, as well as natural resources. Stockholders who participate in householding will continue to have access to all proxy materials at http://investor.lamresearch.com, as well as the ability to submit separate proxy voting instructions for each account through the internet or by phone.

Stockholders holding multiple accounts of Lam common stock may request separate copies of the proxy materials by contacting us by phone (510-572-1615), by mail (to Investor Relations, Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538) or by email (to investor.relations@lamresearch.com). Stockholders may also request consolidation of proxy materials mailed to multiple accounts at the same address.

Stockholder-Initiated Proposals and Nominations for 2014 Annual Meeting

Proposals submitted under SEC rules for inclusion in the Company’s proxy statement.  Stockholder-initiated proposals (other than director nominations) may be eligible for inclusion in our proxy statement for next year’s 2014 annual meeting (in accordance with SEC Rule 14a-8) and for consideration at the 2014 annual meeting. The Company must receive a stockholder proposal no later than May 27, 2014 for the proposal to be eligible for inclusion. Any stockholder interested in submitting a proposal or nomination is advised to contact legal counsel familiar with the detailed securities law requirements for submitting proposals or nominations for inclusion in a company’s proxy statement.

Proposals and nominations under Company bylaws.   Stockholders may also submit proposals for consideration, and nominations of director candidates for election, at the annual meeting by following certain requirements set forth in our bylaws. The current applicable provisions of our bylaws are described below. Proposals will not be eligible for inclusion in the Company’s proxy statement unless they are submitted in compliance with then applicable SEC rules; however, they will be presented for discussion at the annual meeting if the requirements established by our bylaws for stockholder proposals and nominations have been satisfied. Under current SEC rules, stockholder nominations for directors are not eligible for inclusion in the Company’s proxy materials.

Our bylaws establish requirements for stockholder proposals and nominations to be discussed at the annual meeting even though they are not included in our proxy statement. Assuming that the 2014 annual meeting takes place at roughly the same date next year as the 2013 annual meeting (and subject to any change in

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	3

our bylaws—which would be publicly disclosed by the Company—and to any provisions of then-applicable SEC rules), the principal requirements for the 2014 annual meeting would be as follows:

For proposals and for nominations:

•	A stockholder of record, or “the Stockholder,” must submit the proposal or nomination in writing; it must be received by the secretary of the Company no earlier than July 11, 2014, and no later than August 10, 2014;
•	The Stockholder’s notice to the secretary of a proposal or nomination must state for each Stockholder and beneficial owner of Company common stock, if any, on behalf of whom the proposal or nomination is being made, or a “Beneficial Owner:”

•	the name and record address of the Stockholder and the Beneficial Owner;
•	the class, series and number of shares of capital stock of the Company that are owned beneficially or of record by the Stockholder and the Beneficial Owner;
•	a description of any options, warrants, convertible securities, or similar rights held by the Stockholder or the Beneficial Owner with respect to the Company’s stock, and any other opportunities by the Stockholder or the Beneficial Owner to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, including through a general or limited partnership or ownership interest in a general partner;
•	a description of any proxies, contracts, or other voting arrangements to which the Stockholder or the Beneficial Owner is a party concerning the Company’s stock;
•	a description of any short interest held by the Stockholder or the Beneficial Owner in the Company’s stock;
•	a description of any rights to dividends separated or separable from the underlying shares of the Company to which the Stockholder or the Beneficial Owner are entitled;
•	any other information relating to the Stockholder or the Beneficial Owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and the rules and regulations pursuant thereto; and
•	a statement whether or not the Stockholder or the Beneficial Owner will deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of voting power of all of the shares of capital stock of the Company required under applicable law to carry the proposal or, in the case of nominations, at least the percentage of voting power of all of the shares of capital stock of the Company reasonably believed by the Stockholder or the Beneficial Owner, as the case may be, to be sufficient to elect the nominee or nominees proposed to be nominated by the Stockholder or Beneficial Owner under a majority voting standard.

Additionally, for nominations, the notice must:

•	set forth, as to each person whom the Stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act;
•	be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected; and
•	be accompanied by a statement whether such person, if elected, intends to tender, promptly following such person’s election or reelection, an irrevocable conditional resignation effective upon such person’s failure to receive the required vote for reelection or to be renominated by the board at the next meeting at which such person would face reelection and upon acceptance of such resignation by the board, in accordance with our corporate governance guidelines.

Additionally, for proposals, the notice must set forth a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such Stockholder and the Beneficial Owner, if any, on whose behalf the proposal is made.

For a full description of the requirements for submitting a proposal or nomination, see the Company’s bylaws. Submissions or questions should be sent to: Secretary, Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538.

Proposal No. 1 Election of Directors

Nominees for Director

A board of eleven directors is to be elected at the 2013 annual meeting. In general, the eleven nominees who receive the highest number of “for” votes will be elected. However, any nominee who fails to receive affirmative approval from holders of a majority of the votes cast in such nominee’s election at the annual meeting, either by proxy or in person, will not be elected to the board, even if he or she is among the top eleven nominees in total “for” votes. This requirement reflects the majority vote provisions implemented by the Company in November 2009. The term of office of each person elected as a director will be for the ensuing year, and until his or her successor is elected and qualified.

Unless otherwise instructed, the Proxy Holders will vote the proxies received by them for the eleven nominees named below, each of whom is currently a director of the Company. The proxies cannot be voted for more than eleven nominees, whether or not there are additional nominees. If any nominee of the Company should decline or be unable to serve as a director as of the time of the annual meeting, and unless otherwise instructed, the proxies will be voted for any substitute nominee designated by the present board of directors to fill the vacancy. The Company is not aware of any nominee who will be unable, or will decline, to serve as a director.

The below nominees for reelection have been nominated for election to the board of directors in accordance with the criteria and procedures discussed below in “Corporate Governance.”

In addition to the below biographical information concerning each board nominee’s specific experience, attributes, positions and qualifications and age as of September 1, 2013, we believe that each of our nominees, while serving as a director and/or officer of the Company, has devoted adequate time to the board of directors and performed his or her duties with critical attributes such as honesty, integrity, wisdom, and an adherence to high ethical standards. Each nominee has demonstrated strong business acumen, an ability to make independent analytical inquiries, an ability to understand the Company’s business environment, and an ability to exercise sound judgment, as well as a commitment to the Company and its core values. We believe the nominees have an appropriate diversity and interplay of viewpoints, skills and experiences that will encourage a robust decision-making process for the board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES SET FORTH BELOW.

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	5

Martin B. Anstice Director since February 2012

Martin B. Anstice, age 46, has served as the Company’s President and Chief Executive Officer since January 2012. Mr. Anstice joined the Company in April 2001 as Senior Director, Operations Controller, was promoted to the position of Managing Director and Corporate Controller in May 2002, and was promoted to Group Vice President, Chief Financial Officer, and Chief Accounting Officer in June 2004. He was appointed Executive Vice President and Chief Operating Officer in September 2008 and President in December 2010. Prior to joining the Company, Mr. Anstice held various finance positions from 1988 to 1999 at Raychem Corporation, a global materials science company. Subsequent to the acquisition of Raychem by Tyco International, a global provider of engineered electronic components, network solutions and wireless systems, he assumed responsibilities supporting mergers and acquisition activities of Tyco Electronics. Mr. Anstice is an Associate member of the Institute of Chartered Management Accountants in the United Kingdom.

The board has concluded that Mr. Anstice is qualified to serve as a director of the Company because of his experience in the semiconductor equipment industry, including as current President, Chief Executive Officer and a director of the Company, past President and Chief Operating Officer, and past Chief Financial Officer of the Company, as well as his strong leadership and prior experience as a corporate executive.

Eric K. Brandt Director since September 2010

Eric K. Brandt, age 51, serves as Executive Vice President and Chief Financial Officer of Broadcom Corporation, a global supplier of semiconductor devices, a role in which he has served since joining Broadcom in March 2007. From September 2005 to March 2007, Mr. Brandt served as President and Chief Executive Officer of Avanir Pharmaceuticals, Inc., a pharmaceutical company. Prior to Avanir Pharmaceuticals, Mr. Brandt was Executive Vice President-Finance and Technical Operations and Chief Financial Officer of Allergan Inc., a global specialty pharmaceutical company, where he also held a number of other senior positions following his arrival there in May 1999.

Mr. Brandt has served as a member of the board of directors and a member of the committee responsible for compensation of Dentsply International, Inc., a manufacturer and distributor of dental product solutions, since 2004.

He previously served on the board of directors of Vertex Pharmaceuticals, Inc., a pharmaceutical company, where he was chair of the audit committee, from 2002 to 2009, and Avanir Pharmaceuticals from 2005 to 2007.

Mr. Brandt received a B.S. degree in chemical engineering from the Massachusetts Institute of Technology and an M.B.A. degree from the Harvard Graduate School of Business.

The board has concluded that Mr. Brandt is qualified to serve as a director of the Company because of his financial expertise including as an active chief financial officer of a publicly traded company that is a customer of our customers, his experience in the semiconductor industry and his service on other boards of directors.

Proposal No. 1: Election of Directors

Michael R. Cannon Director since February 2011

Michael R. Cannon, age 60, is the General Partner of MRC & LBC Partners, LLC, a private management consulting company. From February 2007 until his retirement in January 2009, Mr. Cannon served as President of Global Operations of Dell Inc., a computer systems manufacturer and services provider, and from January 2009 to January 2011, he served as a consultant to Dell. Prior to joining Dell, he was President and Chief Executive Officer of Solectron Corporation, an electronic manufacturing services company, from January 2003 to February 2007. From July 1996 to January 2003, Mr. Cannon served as President and Chief Executive Officer of Maxtor Corporation, a disk drive and storage systems manufacturer. Prior to joining Maxtor, Mr. Cannon held senior management positions at International Business Machines Corp. (IBM), a global services, software and systems company.

Mr. Cannon has served as a member of the board of directors of Adobe Systems Inc., a diversified software company, since 2003, where he has been a member of the audit committee; Seagate Technology Public Limited, a disk drive and storage solutions company, since February 2011, where he has been a member of the nominations and governance committee and finance committee; and Dialog Semiconductor, a mixed signal integrated circuits company, since February 2013, where he has been a member of the nominations committee.

Mr. Cannon previously served on the board of directors of Elster Group SE, a precision metering and smart grid technology company, from October 2010 until the company was acquired in August 2012; Solectron Corporation, an electronic manufacturing services company, from January 2003 to January 2007; and Maxtor Corporation, a disk drive and storage solutions company, from July 1996 until Seagate acquired Maxtor in May 2006.

He studied mechanical engineering at Michigan State University and completed the Advanced Management Program at the Harvard Graduate School of Business.

The board has concluded that Mr. Cannon is qualified to serve as a director of the Company because of his experience as a director on other public company boards, his experience in leadership roles at a public corporation that is a customer of our customers, and his industry and technology knowledge.

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	7

Youssef A. El-Mansy Director since June 2012

Youssef A. El-Mansy, age 68, is the retired Vice President, Director of Logic Technology Development, at Intel Corporation, a leading producer of microchips, computing and communications products, where he was responsible for managing technology development, the processor design center for Intel’s Technology and Manufacturing Group and two wafer manufacturing facilities. Dr. El-Mansy joined Intel in 1979 and led microprocessor technology development at Intel for 20 years.

Dr. El-Mansy previously served on the board of directors of Novellus Systems, Inc., from April 2004 until the company was acquired by Lam Research in June 2012, and Zygo Corporation, an optical system designer and manufacturer, from July 2004 to June 2009.

Dr. El-Mansy is a Fellow of the Institute of Electrical and Electronics Engineers, or “IEEE,” and has been awarded the 2004 IEEE Frederik Philips Award for leadership in developing state-of-the-art logic technologies and the 2013 IEEE Robert Noyce Medal for establishing a highly effective Research-Development-Manufacturing methodology that led to industry leadership in logic technology.

Dr. El-Mansy holds B.S. and M.S. degrees in electronics and communications from Alexandria University in Egypt and a Ph.D. degree in electronics from Carleton University in Ottawa, Canada.

The board has concluded that Dr. El-Mansy is qualified to serve as a director of the Company because of his more than 30 years of experience as an executive focused on the manufacturing of technological devices and components for a major semiconductor manufacturer; his understanding of the Company’s technologies; his knowledge of the business and operations of Novellus, resulting from his service as a director of Novellus since 2004; and his public company experience as a director and member of a compensation committee of another publicly traded company.

Christine A. Heckart Director since April 2011

Christine A. Heckart, age 47, is the Executive Vice President, Strategy, Marketing, People and Systems of ServiceSource International Inc., a service revenue management company, a role in which she has served since May 2013. Prior to her promotion she was the Chief Marketing Officer since July 2012. From February 2010 to May 2012, she was the Chief Marketing Officer at NetApp, Inc., a data storage and management solutions provider. Ms. Heckart served as General Manager for the TV, video and music business of Microsoft Corporation, a developer of software, services, and hardware, from 2005 to 2010 and led global marketing at Juniper Networks, Inc., a provider of network infrastructure solutions, from 2002 to 2005. She was President at TeleChoice, Inc., a consulting firm specializing in business and marketing strategies, from 1995 to 2002.

Ms. Heckart holds a B.A. degree in economics from the University of Colorado at Boulder.

The board has concluded that Ms. Heckart is qualified to serve as a director of the Company because of her experience in leadership roles at public corporations, her knowledge of the electronics industry and her strong marketing background.

Proposal No. 1: Election of Directors

Grant M. Inman Director since August 1981

Grant M. Inman, age 71, is the founder and General Partner of Inman Investment Management, a venture investment firm formed in 1998. Prior to 1998, he co-founded and served as General Partner of Inman & Bowman, a venture capital firm formed in 1985. Mr. Inman was a general partner of the investment banking firm Hambrecht & Quist from 1980 to 1985.

Mr. Inman has served as a member of the board of directors of Paychex, Inc., a payroll and human resources outsourcing services company, since 1983, where he serves as a member of the audit committee and the governance and compensation committee and is the chairman of the investment committee. He is also a Trustee of The University of California, Berkeley Foundation.

He previously served on the board of directors of Wind River Systems, Inc., a developer of operating systems, middleware and software development tools, from June 1999 to July 2009.

Mr. Inman holds a B.A. degree in economics from the University of Oregon and an M.B.A. degree from the University of California, Berkeley.

The board has concluded that Mr. Inman is qualified to serve as a director of the Company because of his prior service as a director of the Company, his industry knowledge, his extensive experience on other boards (including as chairman of audit, compensation and nominating and governance committees), and the diverse perspective he brings from his venture investment experience.

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	9

Catherine P. Lego Director since January 2006

Catherine P. Lego, age 56, is the founder of Lego Ventures LLC, a consulting services firm for early stage electronics companies, formed in 1992. From December 1999 to December 2009, she was the General Partner of The Photonics Fund, LLP, an early stage venture capital investment firm focused on investing in components, modules and systems companies for the fiber optics telecommunications market, which she founded. Ms. Lego was a general partner at Oak Investment Partners, a venture capital firm, from 1981 to 1992. Prior to Oak Investment Partners, she practiced as a Certified Public Accountant with Coopers & Lybrand, an accounting firm.

Ms. Lego has served as a member of the board of directors and as the chair of the audit committee of SanDisk Corporation, a global developer of flash memory storage solutions, since 2004 and as a director from 1989 to 2002. She has also served as a member of the board of directors, the nominating and governance committee and the compensation committee of Fairchild Semiconductor International Inc., a fabricator of power management devices, since August 2013.

She previously served on the board of directors of the following public companies: ETEC Corporation, a producer of electron beam lithography tools, from 1991 through 1997; Uniphase Corporation (presently JDS Uniphase Corporation), a designer and manufacturer of components and modules for the fiber optic based telecommunications industry and laser-based semiconductor defect examination and analysis equipment, from 1994 until 1999, when it merged with JDS-Fitel; Zitel Corporation, an information technology company, from 1995 to 2000; and Micro Linear Corporation, a fabless analog semiconductor company. Ms. Lego also served as a member of the board of directors and as the chair of the audit committee of the Cosworth Group, a private United Kingdom-based precision engineering products and services company, from March 2011 to June 2013; StrataLight Communications, Inc., a private fiber transmission subsystems developer, from September 2007 to January 2009; and WJ Communications, Inc., a broadband communications company, from October 2004 to May 2008.

She received a B.A. degree in economics and biology from Williams College and an M.S. degree in accounting from the New York University Leonard N. Stern School of Business.

The board has concluded that Ms. Lego is qualified to serve as a director of the Company because of her prior service on the board, her substantial accounting and financial expertise, her knowledge of the electronics industry and the perspective of companies that are customers of our customers, and experience on other boards, including her current service as chairman of the audit committee of SanDisk.

Proposal No. 1: Election of Directors

Stephen G. Newberry Director since June 2005

Stephen G. Newberry, age 59, has served as the Chairman of the Company’s board since November 2012. He served as the Company’s Vice Chairman from December 2010 to November 2012, Chief Executive Officer from June 2005 to January 2012 and President from July 1998 to December 2010. Mr. Newberry joined the Company in August 1997 as Executive Vice President, a role in which he served until July 1998, and Chief Operating Officer, a role in which he served until June 2005. Prior to joining the Company, Mr. Newberry held various executive positions at Applied Materials, Inc. during his 17-year tenure there, including as Group Vice President of Global Operations and Planning.

Mr. Newberry has served as a member of the board of directors of Nanometrics Incorporated, a provider of process control metrology and inspection systems, since May 2011; Splunk Inc., a software platform company for real-time operational intelligence, since January 2013, and Semiconductor Equipment and Materials International, or “SEMI,” a global semiconductor industry trade association, since July 2004.

Mr. Newberry previously served on the board of directors of Amkor Technology, Inc., a provider of outsourced semiconductor packaging assembly and test services, from March 2009 to May 2011 and Nextest Systems Corporation, a developer of automated test equipment systems for the semiconductor industry, from 2000 to 2008.

Mr. Newberry received a B.S. degree in ocean engineering from the U.S. Naval Academy and graduated from the Program for Management Development at the Harvard Graduate School of Business.

The board has concluded that Mr. Newberry is qualified to serve as a director of the Company because of his 30 years’ experience in the semiconductor equipment industry, his comprehensive understanding of the Company and its products, markets, and strategies gained through his role as an executive of our Company, including as our Chief Executive Officer, his active role in the semiconductor industry’s trade association, and his strong leadership and operations expertise.

Krishna C. Saraswat Director since June 2012

Krishna C. Saraswat, age 66, has served as the Rickey/Nielsen Professor in the School of Engineering of Stanford University since 2004. He has also served as a Professor of Electrical Engineering and a Professor of Material Science and Engineering at Stanford University since 1983.

Dr. Saraswat previously served on the board of directors of Novellus Systems, Inc. from February 2011 until the company was acquired by Lam Research in June 2012.

Dr. Saraswat, an IEEE Life Fellow, received a B.E. degree in electronics in 1968 from the Birla Institute of Technology and Science in Pilani, India, and M.S. and Ph.D. degrees in electrical engineering in 1969 and 1974, respectively, from Stanford University. At Stanford University, he has been engaged in research on new and innovative materials, structures, and process technology of silicon, germanium and III-V devices and interconnects for VLSI, nanoelectronics and solar cells.

The board has concluded that Dr. Saraswat is qualified to serve as a director of the Company because of his diverse and extensive experience in research and development of materials, structures and process technology directly related to our industry; his experience as a professor studying and teaching electrical engineering in those areas; his strong academic credentials, including his recognition as a recipient of numerous awards and his publication of more than 650 technical papers; and his experience as a director of Novellus since 2011.

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	11

William R. Spivey Director since June 2012

William R. Spivey, age 66, from July 2000 to September 2001, was President and Chief Executive Officer of Luminent, Inc., a producer of fiber optic components. From October 1997 to July 2000, he was Group President, Network Products Group of Lucent Technologies, a producer of world-wide communications products. Previously he held senior executive positions at AT&T Microelectronics, a communications company, and Tektronix, Inc., a provider of communications network management and diagnostic solutions.

Dr. Spivey has served as a member of the board of directors of Cascade Microtech, Inc., a developer of precision electrical measurement and test of advanced semiconductor devices, since 1998, where he chairs the compensation committee and is a member of the audit committee; and Raytheon Company, a prime contractor on a broad portfolio of defense and related programs for government customers, since 1999, where he chairs the compensation committee and is a member of the governance and nominating committee and a former member of the audit committee.

He previously served on the board of directors of Novellus Systems, Inc. from May 1998 until the company was acquired by Lam Research in June 2012, where he was lead independent director and chairman of the nominating and governance committee and a member of the audit committee; Laird PLC, a global provider of products and technology solutions, from 2002 to 2012, where he was a member of the audit committee and the compensation committee; ADT Telecommunications Inc., a supplier of networking products and systems, from 2004 to 2010, where he served as lead independent director and on the audit and governance committees; and Lyondell Chemical Company, a raw materials and technology coatings industry supplier, from 2000 until 2007, where he served as chairman of the governance committee and a member of the compensation committee.

Dr. Spivey holds a B.S. degree in physics from Duquesne University, a Masters degree in physics from Indiana University of Pennsylvania and a Ph.D. degree in management from Walden University.

The board has concluded that Dr. Spivey is qualified to serve as a director of the Company because of his managerial experience at several technology companies; his service as a director of multiple public companies; his experience as lead independent director and audit, compensation and nominating and governance committee member; and his service as a director of Novellus since 1998.

Proposal No. 1: Election of Directors

Abhijit Y. Talwalkar Director since February 2011

Abhijit Y. Talwalkar, age 49, has been the President and Chief Executive Officer of LSI Corporation, a leading provider of silicon, systems and software technologies for the storage and networking markets, since 2005. Prior to joining LSI, Mr. Talwalkar was employed by Intel Corporation, a microprocessor manufacturer, from 1993 to 2005. At Intel, he held a number of senior management positions, including as Corporate Vice President and Co-General Manager of the Digital Enterprise Group, which is comprised of Intel’s business client, server, storage and communications business, and as Vice President and General Manager for the Intel Enterprise Platform Group, where he focused on developing, marketing, and supporting Intel business strategies for enterprise computing. Prior to joining Intel, Mr. Talwalkar held senior engineering and marketing positions at Sequent Computer Systems, a multiprocessing computer systems design and manufacturer that is currently a part of IBM; Bipolar Integrated Technology, Inc., a VLSI bipolar semiconductor company; and Lattice Semiconductor Inc., a service driven developer of programmable design solutions widely used in semiconductor components.

Mr. Talwalkar has served as a member of the board of directors of LSI since 2005 and the U.S. Semiconductor Industry Association, a semiconductor industry trade association, since 2005. He is additionally a member of the U.S. delegation for World Semiconductor Council proceedings.

He has a B.S. degree in electrical engineering from Oregon State University.

The board has concluded that Mr. Talwalkar is qualified to serve as a director of the Company because of his experience in the semiconductor industry, including as the chief executive officer of a semiconductor company, his leadership roles at other semiconductor companies, and his active role in the semiconductor industry’s trade association.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth the beneficial ownership of shares of Lam common stock by: (i) each person or entity who we believe based on our review of filings made with the SEC beneficially owned as of September 9, 2013, more than 5% of Lam’s common stock on the date set forth below; (ii) each current director of the Company; (iii) each named executive officer identified below in the “Compensation Discussion and Analysis” section; and (iv) all current directors and current executive officers as a group. With the exception of 5% owners, and unless otherwise noted, the information below reflects holdings as of September 9, 2013, which is the Record Date for the 2013 annual meeting and the most recent practicable date for determining ownership. For 5% owners, holdings are as of the dates of their most recent ownership reports filed with the SEC, which are the most practicable dates for determining their holdings. The percentage of the class owned is calculated using 162,092,907 as the number of shares of Lam common stock outstanding on September 9, 2013.

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Name of Person or Identity of Group	Shares Beneficially Owned (#)(1)		Percentage of Class
5% Stockholders
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	18,001,380	(2)	11.1%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	10,540,294	(3)	6.5%

Directors
Martin B. Anstice (also a Named Executive Officer)	46,267		*
Eric K. Brandt	14,542		*
Michael R. Cannon	9,795		*
Youssef A. El-Mansy	18,873		*
Christine A. Heckart	9,659		*
Grant M. Inman	81,648		*
Catherine P. Lego	37,648		*
Stephen G. Newberry	224,882		*
Krishna C. Saraswat	18,306		*
William R. Spivey	54,026		*
Abhijit Y. Talwalkar	10,095		*

Named Executive Officers (“NEOs”)
Timothy M. Archer	225,612	(4)	*
Douglas R. Bettinger	19,594		*
Richard A. Gottscho	21,100		*
Sarah A. O’Dowd	30,034		*
Ernest E. Maddock	7,568		*
All current directors and executive officers as a group (15 people)(4)	822,081		*

*	Less than 1%.
(1)	Includes shares subject to outstanding stock options that are now exercisable or will become exercisable within 60 days after September 9, 2013, as well as restricted stock units, or “RSUs,” that will vest within that time period, as follows:

Name of Person or Identity of Group	Shares
Martin B. Anstice	0
Eric K. Brandt	5,127
Michael R. Cannon	3,830
Youssef A. El-Mansy	3,830
Christine A. Heckart	3,830
Grant M. Inman	3,830
Catherine P. Lego	3,830
Stephen G. Newberry	125,610
Krishna C. Saraswat	3,830
William R. Spivey	3,830
Abhijit Y. Talwalkar	3,830
Timothy M. Archer	149,625
Douglas R. Bettinger	11,789
Richard A. Gottscho	0
Sarah A. O’Dowd	0
Ernest E. Maddock	0
All current directors and executive officers as a group (15 people)	322,791
As discussed in “Director Compensation” below, the employee chairman and non-employee directors receive an annual equity grant as part of their compensation. These grants generally vest on November 1, subject to continued service on the board as of that date, but the shares are delivered in the following January. For 2013, Mr. Newberry received an annual grant of 1,910 RSUs and Drs. El-Mansy, Saraswat and Spivey; Messrs. Brandt, Cannon, Inman and Talwalkar; and Mses. Heckart and Lego each received grants of 3,830 RSUs. These RSUs are included in the tables above, although the directors will not actually receive them until January 2014.
(2)	All information regarding JPMorgan Chase & Co., or “JPMorgan Chase,” is based solely on information disclosed in amendment number 4 to Schedule 13G filed by JPMorgan Chase with the SEC on January 17, 2013 as a parent holding company on behalf of JPMorgan Chase and its wholly-owned subsidiaries: JPMorgan Chase Bank, National Association; J.P. Morgan Investment Management Inc.; JPMorgan Asset Management (UK) Ltd.; J.P. Morgan Trust Company of Delaware; JP Morgan Asset Management (Japan) Limited; and JPMorgan Asset Management (Canada) Inc. According to the Schedule 13G/A filing, of the 18,001,380 shares of Lam common stock reported as beneficially owned by JPMorgan Chase as of December 31, 2012, JPMorgan Chase had sole voting power with respect to 16,419,719 shares, had shared voting power with respect to 40,513 shares, had sole dispositive power with respect to 17,942,700 shares and shared dispositive power with respect to 58,680 shares of Lam common stock reported as beneficially owned by JPMorgan Chase as of that date.
(3)	All information regarding The Vanguard Group, Inc., or “Vanguard,” is based solely on information disclosed in a Schedule 13G filed by Vanguard with the SEC on February 13, 2013 as a parent holding company on behalf of Vanguard and its wholly owned subsidiaries: Vanguard Fiduciary Trust Company, or “VFTC,” and Vanguard Investments Australia, Ltd., or “VIA”. According to the Schedule 13G filing, of the 10,540,294 shares of Lam common stock reported as beneficially owned by Vanguard as of December 31, 2012, Vanguard had sole voting power with respect to 314,260 shares, did not have shared voting power with respect to any other shares, had sole dispositive power with respect to 10,246,534 shares and shared dispositive power with respect to 293,760 shares of Lam common stock reported as beneficially owned by Vanguard as of that date. According to the Schedule 13G, the 10,540,294 shares of Lam common stock reported as beneficially owned by Vanguard include 242,260 shares beneficially owned by VFTC as a result of it serving as investment manager of collective trust accounts, and 123,500 shares beneficially owned by VIA as a result of it serving as investment manager of Australian investment offerings.
(4)	Includes 4,227 shares of common stock held indirectly in a 401(k) plan and 500 shares of common stock held by Mr. Archer’s spouse in her 401(k) plan over which he may be deemed to have beneficial ownership.

Proposal No. 1: Election of Directors

Corporate Governance

Our board of directors and members of management are committed to responsible corporate governance to manage the Company for the long-term benefit of its stockholders. To that end, the board and management periodically review and update, as appropriate, the Company’s corporate governance policies and practices. As part of that process, the board and management review the requirements of federal and state law, including rules and regulations of the SEC; the listing standards for the NASDAQ Global Select Market, or “NASDAQ;” published guidelines and recommendations of proxy advisory firms; and published guidelines of other selected public companies.

Corporate Governance Policies

We have instituted a variety of policies and procedures to foster and maintain responsible corporate governance, including the following:

Board committee charters.  Each of the board’s audit, compensation and nominating and governance committees has a written charter adopted by the board that establishes practices and procedures for the committee in accordance with applicable corporate governance rules and regulations. Each committee reviews its charter annually and recommends changes to the board, as appropriate. Each committee charter is available on the investors’ page of our web site at http://investor.lamresearch.com. Please also refer to “Board Committees” below, for a description of responsibilities of these board committees.

Corporate governance guidelines.  We adhere to written corporate governance guidelines, adopted by the board and reviewed annually by the nominating and governance committee and the board. Selected provisions of the guidelines are discussed below, including in the “Board Nomination Policies and Procedures,” “Director Independence Policies” and “Other Governance Practices” sections below. The corporate governance guidelines are available on the investors’ page of our web site at http://investor.lamresearch.com.

Corporate code of ethics.  We maintain a code of ethics that applies to all employees, officers, and members of the board. The code of ethics establishes standards reasonably necessary to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and full, fair, accurate, timely, and understandable disclosure in the periodic reports we file with the SEC and in other public communications. We will promptly disclose to the public any amendments to, or waivers from, any provision of the code of ethics to the extent required by applicable laws. We intend to make this public disclosure by posting the relevant material on our web site, to the extent permitted by applicable laws. A copy of the code of ethics is available on the investors’ page of our web site at http://investor.lamresearch.com.

Global standards of business conduct policy.  We maintain written standards of appropriate conduct in a variety of business situations that apply to employees worldwide. Among other things, these global standards of business conduct prohibit employees from engaging in “short sales” of Lam securities or from purchasing or selling “put” or “call” options for Lam securities (other than stock options issued under our employee equity plans). These measures help to ensure that our employees will not benefit from a decline in Lam’s stock price, and will remain focused on our business success.

Insider trading policy.  Our insider trading policy restricts the trading of Company stock by our directors, officers, and employees, and includes provisions addressing insider blackout periods, margin accounts and hedging transactions.

Board Nomination Policies and Procedures

Board membership criteria.  Under our corporate governance guidelines, the nominating and governance committee is responsible for assessing the appropriate balance of experience, skills and characteristics required for the board and for recommending director nominees to the independent directors.

The guidelines direct the committee to consider all factors it considers appropriate. The committee need not consider all of the same factors for every candidate. Factors to be considered may include, but are not limited to: experience; business acumen; wisdom; integrity; judgment; the ability to make independent analytical inquiries; the ability to understand the Company’s business environment; the candidate’s willingness and ability to devote adequate time to board duties; specific skills, background or experience considered necessary or desirable for board or committee service; specific experiences with other businesses or organizations that may be relevant to the Company or its industry; diversity with respect to any attribute(s) the board considers desirable; and the interplay of a candidate’s experiences and skills with the experiences and skills of other board members.

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Prior to recommending that an incumbent non-employee director be nominated for reelection to the board, the committee reviews the experiences, skills and qualifications of the directors to assess the continuing relevance of the directors’ experiences, skills and qualifications to those considered necessary or desirable for the board at that time.

Board members may not serve on more than four boards of public companies (including service on the Company’s board). In addition, no director, after having attained the age of 75 years, may be nominated for re-election or reappointment to the board.

Nomination procedure.  The nominating and governance committee identifies, evaluates and recommends qualified candidates for appointment or election to the board. The committee considers recommendations from a variety of sources, including search firms, board members, executive officers and stockholders. Formal nominations are made by the independent members of the board.

Certain provisions of our bylaws apply to the nomination or recommendation of candidates by a stockholder. Information regarding the nomination procedure is provided in the “Stockholder-Initiated Proposals and Nominations for 2014 Annual Meeting” section above.

Director Independence Policies

Board independence requirements.  Our corporate governance guidelines require that at least a majority of the board members be independent in accordance with NASDAQ rules. No director will qualify as “independent” unless the board affirmatively determines that the director has no relationship that would interfere with the exercise of independent judgment as a director. In addition, no non-employee director may serve as a consultant or service provider to the Company without the approval of a majority of the independent directors (and any such director’s independence must be reassessed by the full board following such approval).

Board member independence.  The board has determined that all current directors, other than Messrs. Anstice and Newberry, are independent in accordance with NASDAQ criteria for director independence.

Board committee independence.  All members of the board’s audit, compensation, and nominating and governance committees must be independent in accordance with applicable NASDAQ criteria as well as, in the case of the compensation committee, applicable rules under section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code,” and Rule 16b-3 of the Exchange Act as non-employee directors. See “Board Committees” below for a description of the responsibilities of these board committees.

Lead independent director.  Our corporate governance guidelines authorize the board to designate a lead independent director from among the independent board members. The lead independent director is responsible for coordinating the activities of the independent directors, consulting with the chairman regarding matters such as schedules of and agendas for board meetings and the retention of consultants who report directly to the board, and developing the agenda for and moderating executive sessions of the board’s independent directors. Mr. Inman has served as the lead independent director since his reelection at the 2012 annual meeting.

Executive sessions of independent directors.  The board and its audit, compensation, and nominating and governance committees hold meetings of the independent directors and committee members, without management present, as part of each regularly scheduled meeting and at any other time at the discretion of the board or committee, as applicable.

Board access to independent advisors.  The board as a whole, and each of the board standing committees separately, may retain, at the Company’s expense, and may terminate, in their discretion, any independent consultants, counselors, or advisors as they deem necessary or appropriate to fulfill their responsibilities.

Leadership Structure of the Board

The current leadership structure of the board consists of a chairman and a lead independent director. The chairman, Mr. Newberry, served as chief executive officer of the Company, or “CEO,” from June 2005 to January 2012. The board believes that this is the appropriate leadership structure at this time. Lam and its stockholders benefit from having Mr. Newberry as its chairman, as he brings to bear his experience as CEO as well as his other qualifications in carrying out his responsibilities as chairman. The Company and its stockholders also benefit from having a lead independent director to provide independent board leadership.

Other Governance Practices

In addition to the principal policies and procedures described above, we have established a variety of other practices to enhance our corporate governance, including the following:

Board and committee assessments.  At least bi-annually, the board conducts a self-evaluation, overseen by the

Proposal No. 1: Election of Directors

nominating and governance committee. To the extent the board requests, the committee also oversees evaluations of the board’s standing committees.

Director resignation or notification of change in executive officer status.  Under our corporate governance guidelines, any director who is also an executive officer of the Company must offer to submit his or her resignation as a director to the board if the director ceases to be an executive officer of the Company. The board may accept or decline the offer, in its discretion. The corporate governance guidelines also require a non-employee director to notify the nominating and governance committee if the director changes his or her executive position at another company. The nominating and governance committee reviews the appropriateness of the director’s continuing board membership under the circumstances, and the director is expected to act in accordance with the nominating and governance committee’s recommendations.

Director and executive stock ownership.  Under the corporate governance guidelines, each director is expected to own at least five times the value of the annual cash retainer (not including any committee chair or other supplemental retainers for directors) or 5,000 shares of Lam common stock, whichever is less, by the fifth anniversary of his or her initial election to the board. Guidelines for stock ownership by designated members of the executive management team are described below under “Compensation Discussion and Analysis.” All of our directors and designated members of our executive management team were in compliance with the Company’s applicable stock ownership guidelines at the end of fiscal year 2013.

Communications with board members.  Any stockholder who wishes to communicate directly with the board of directors, with any board committee or with any individual director regarding the Company may write to the board, the committee or the director c/o Secretary, Lam Research Corporation, 4650 Cushing Parkway, Fremont, California 94538. The Secretary will forward all such communications to the appropriate director(s).

Any stockholder, employee, or other person may communicate any complaint regarding any accounting, internal accounting control, or audit matter to the attention of the board’s audit committee by sending written correspondence by mail (to Lam Research Corporation, Attention: Board Audit Committee, P.O. Box 5010, Fremont, California 94537-5010) or by the internet (through the Company’s third party provider web site at https://secure.ethicspoint.com/domain/ media/en/gui/35911/index.html). The audit committee has established procedures to ensure that employee complaints or concerns regarding audit or accounting matters will be received and treated anonymously (if the complaint or concern is submitted anonymously) and confidentially.

Meeting Attendance

All of the directors attended at least 75% of the aggregate number of board meetings and meetings of board committees on which they served during their board tenure in fiscal year 2013. Our board of directors held a total of four meetings during fiscal year 2013.

We expect our directors to attend the annual meeting of stockholders each year and to respond to appropriate questions. All individuals who were directors as of the 2012 annual meeting of stockholders attended the 2012 annual meeting of stockholders.

Board Committees

The board of directors has three standing committees: an audit committee, a compensation committee, and a nominating and governance committee. The purpose, membership and charter of each are described below.

Committee Memberships as of June 2013

Name	Audit		Compensation		Nominating and Governance
Eric K. Brandt	x
Michael R. Cannon	x	[1]			x
Youssef A. El-Mansy			x
Christine A. Heckart			x
Grant M. Inman			x	[3]	Chair	[3]
Catherine P. Lego	Chair
Krishna C. Saraswat					x
William R. Spivey	x	[2]			x
Abhijit Y. Talwalkar			Chair	[4]	x

(1)	Mr. Cannon served as a member of the compensation committee until May 1, 2013, at which time he was appointed a member of the audit committee.
(2)	Dr. Spivey was appointed a member of the audit committee effective November 1, 2012.
(3)	Mr. Inman was appointed the chair of the nominating and governance committee and Lead Independent Director effective November 1, 2012. Mr. Inman served as the chair of the compensation committee until November 1, 2012.
(4)	Mr. Talwalkar was appointed the chair of the compensation committee effective November 2, 2012.

Audit committee.  The purpose of the audit committee is to oversee the Company’s accounting and financial reporting processes and the audits of our financial statements, including the system of internal controls. The audit committee is not responsible for planning or conducting our audits, or determining whether our financial statements are complete and accurate or prepared in accordance with generally accepted accounting principles.

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The board concluded that all audit committee members are non-employee directors who are independent in accordance with the NASDAQ listing standards and SEC rules for audit committee member independence and that each audit committee member is able to read and understand fundamental financial statements as required by the NASDAQ listing standards. The board also determined that Ms. Lego, the chair of the committee during fiscal year 2013, and Mr. Brandt, a member of the committee during fiscal year 2013, are each a “financial expert” as defined in SEC rules. The audit committee held nine meetings during fiscal year 2013.

The audit committee’s responsibilities include (but are not limited to) the following:

•	Appoint and provide for the compensation for the Company’s independent registered public accounting firm, or the “Accounting Firm,” and approve, in accordance with and in a manner consistent with the laws, rules and regulations applicable to the Company, all professional services to be provided to Lam Research by the Accounting Firm
•	Oversee the work, and evaluate the performance, of the Accounting Firm
•	Meet with management and the Accounting Firm to discuss the annual financial statements and the Accounting Firm’s report on them prior to the filing of the Company’s annual report on Form 10-K with the SEC, and to discuss the adequacy of internal control over financial reporting
•	Meet quarterly with management and the Accounting Firm to discuss the quarterly financial statements prior to the filing of the Company’s quarterly report on Form 10-Q with the SEC
•	At least annually, review and reassess the internal audit charter and, if appropriate, recommend proposed changes
•	Review the scope, results and analysis of internal audits (if any)
•	Review and approve all related-party transactions
•	Establish a procedure for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters
•	Review and monitor the Company’s investment policy and its investment portfolio performance and associated risks, including but not limited to annual review and recommendation to the full board of management’s treasury strategy committee charter

Compensation committee.  The purpose of the compensation committee is to discharge certain responsibilities of the board relating to executive compensation, to oversee incentive, equity-based plans and other compensatory plans in which the Company’s executive officers and/or directors participate and to produce an annual report on executive compensation for inclusion as required in the Company’s annual proxy statement.

The board concluded that all members of the compensation committee are non-employee directors who are independent in accordance with Rule 16b-3 of the Exchange Act and the NASDAQ criteria for director independence and who are outside directors for purposes of section 162(m) of the Code. The compensation committee held seven meetings during fiscal year 2013.

The compensation committee’s responsibilities include (but are not limited to) the following:

•	Establish and review corporate goals and objectives as relevant to the chief executive officer, the chairman and the vice chairman, evaluate their performance in light of these goals and objectives and based on this evaluation recommend the chief executive officer’s, the chairman’s and the vice chairman’s compensation packages and payouts for approval by the independent members of the board
•	Determine compensation packages, targets, and payouts for other executive officers
•	Establish and administer stock ownership guidelines applicable to executive officers
•	Review and recommend to the board for final approval all cash, equity-based or other compensation arrangements applicable to the independent members of the board
•	Review and approve, subject to stockholder or board approval as required, the creation or amendment of any equity-based compensatory plans and other compensatory plans as the board designates, and administer such plans
•	Oversee management’s determination as to whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company
•	Recommend to the board the frequency of “say on pay” votes, review the results of “say on pay” votes, and consider whether any adjustments to the Company’s executive compensation program are appropriate as a result of such votes
•	Appoint and oversee compensation of and the work of any compensation consultants, independent counsel and advisors retained by the committee

Nominating and governance committee.  The purpose of the nominating and governance committee is to identify individuals qualified to serve as members of the board of the Company, to recommend nominees for election as directors of the Company, to oversee self-evaluations

Proposal No. 1: Election of Directors

of the board’s performance, to develop and recommend corporate governance guidelines to the board, and to provide oversight with respect to corporate governance and ethical conduct.

The board concluded that all nominating and governance committee members are non-employee directors who are independent in accordance with the NASDAQ criteria for director independence. The nominating and governance committee held four meetings during fiscal year 2013.

The nominating and governance committee’s responsibilities include (but are not limited to) the following:

•	Identify, screen, evaluate, and recommend to the independent members of the board nominees for election as directors of the Company at the next annual or special meeting of stockholders at which directors are to be elected; and identify, screen, evaluate and recommend to the board individuals to fill any vacancies or newly created directorships that may occur between meetings
•	Make recommendations to the board annually after consultation with the chairman of the board and the lead independent director, if any, with respect to assignment of board members to committees and as committee chairs
•	Cause to be prepared and recommend to the board the adoption of corporate governance guidelines, and from time to time review and assess the guidelines and recommend changes for approval by the board
•	Review and assess, from time to time, the governing documents of the Company and, if appropriate, propose changes to the board
•	Oversee on a bi-annual basis a self-evaluation of the board and, to the extent that the board requests , the board committees in accordance with the Company’s corporate governance guidelines and the committee charters and conduct from time to time a self-evaluation of its performance
•	Ensure that the board reviews CEO succession planning and that the CEO reports to the board regarding organization status on an appropriate basis

The nominating and governance committee recommended the slate of nominees for director set forth in Proposal No.1. The independent members of the board approved the recommendations and nominated the proposed slate of nominees.

The nominating and governance committee will consider for nomination persons properly nominated by stockholders in accordance with the Company’s bylaws and other procedures described in the “Stockholder—Initiated Proposals and Nominations for 2014 Annual Meeting” section above. Subject to then-applicable law, stockholder nominations for director will be evaluated by the Company’s nominating and governance committee in accordance with the same criteria as is applied to candidates identified by the nominating and governance committee or other sources.

Board’s Role in Risk Oversight

The board of directors has oversight responsibility with respect to our risk management activities. For a discussion of the risks we face, see our Annual Report on Form 10-K.

The board provides risk oversight by: (1) overseeing our risk management processes; (2) overseeing our strategic goals and objectives in the context of our material risk exposures; and (3) receiving reports from management on various types of risks and management’s processes for managing such risks.

The board has delegated oversight responsibility for certain areas of risk exposure to its standing committees.

•	Our audit committee oversees risk management activities relating to the Company’s accounting and financial reporting, internal controls, and the auditing of our annual financial statements. The audit committee also oversees our independent registered public accounting firm and our internal audit function. The audit committee meets privately with our independent registered public accounting firm at least quarterly.
•	Our compensation committee oversees risk management activities relating to the design of equity, executive and board level compensation policies and plans. The compensation committee works with an independent compensation consultant and meets privately with that consultant as appropriate.

Assessment of Compensation Risk

Management conducted a compensation risk assessment in 2013 and concluded that the Company’s current compensation programs are not reasonably likely to have a material adverse effect on the Company’s business.

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	19

Director Compensation

The compensation of our non-employee directors is reviewed and determined annually by the board, upon recommendation from the compensation committee. Non-employee directors receive annual retainers and committee chairs, the lead independent director and committee members receive additional cash retainers. The board endeavors to maintain forms and amounts of director compensation that will attract and retain directors of the caliber desired by the Company and that align director interests with those of stockholders. Other than Mr. Newberry, board members who are also employees do not receive any additional compensation for service on the board.

Our director compensation plans run on a calendar-year basis. However, SEC rules require us to report compensation in this proxy statement on a fiscal-year basis. The types and rates of cash compensation are included in the table below. Cash compensation paid for the fiscal year ended June 30, 2013 is shown in the table below, together with the annual cash compensation program components in effect for calendars years 2012 and 2013. For directors who joined the board or a committee during the fiscal year, the fiscal year 2013 compensation is prorated.

	Calendar Year 2013 ($)	Calendar Year 2012 ($)	Fiscal Year 2013 ($)
Annual Retainer	60,000	60,000	60,000
Lead Independent Director	20,000	15,000	17,500
Audit Committee – Chair	25,000	25,000	25,000
Audit Committee – Member	12,500	12,500	12,500
Compensation Committee – Chair	20,000	20,000	20,000
Compensation Committee – Member	10,000	10,000	10,000
Nominating and Governance Committee – Chair	10,000	10,000	10,000
Nominating and Governance Committee – Member	5,000	5,000	5,000

Non-employee directors also receive equity awards for their board service. New non-employee directors are generally eligible to receive an initial equity grant in the form of RSUs, upon the date of the first regularly scheduled board meeting attended by that director after first being appointed or elected to the board, with a targeted grant date value equal to $250,000 (the number of RSUs subject to the award is determined by dividing $250,000 by the fair market value of a share of Lam common stock as of the date of grant, rounded down to the nearest 10 shares). The initial RSUs vest in four equal annual installments from the date of grant subject to the director’s continued service on the board. These equity grants are subject to the terms and conditions of the Company’s 2007 Stock Incentive Plan, as amended, and the applicable award agreements.

Each non-employee director is eligible to receive an annual equity grant on a designated date in January of each year (or, if the designated date falls within a blackout window under applicable Company policies, on the first business day such grant is permissible under those policies) with a targeted grant value equal to $160,000 (the number of RSUs subject to the award is determined by dividing $160,000 by the fair market value of a share of Company common stock as of the date of grant, rounded down to the nearest 10 shares). These grants generally vest on November 1 in the year of grant and are subject to the terms and conditions of the Company’s 2007 Stock Incentive Plan, as amended, and the applicable award agreements.

Each non-employee director who was on the board on January 28, 2013 received a grant of 3,830 RSUs for services during calendar year 2013. Each RSU grant issued on January 28, 2013 vests in full on November 1, 2013, generally subject to the director’s continued service on the board. Receipt of the shares is deferred until January 31, 2014.

Proposal No. 1: Election of Directors

The following table shows compensation for fiscal year 2013 for directors other than Mr. Anstice, whose compensation is described below under “Compensation Discussion and Analysis”:

Director Compensation for Fiscal Year 2013

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)	Total ($)
Stephen G. Newberry	541,692	(3)	79,723	(17)	343,962	(19)	5,330	970,707
James W. Bagley	263,365	(4)	0		0		14,875	278,241
Robert M. Berdahl	42,500	(5)	0		0		17,974	60,474
Eric K. Brandt	72,500	(6)	159,864	(18)	0		0	232,364
Michael R. Cannon	75,625	(7)	159,864	(18)	0		0	235,489
Youssef A. El-Mansy	60,124	(8)	159,864	(18)	0		17,974	237,962
Christine A. Heckart	70,000	(9)	159,864	(18)	0		0	229,864
Grant M. Inman	97,500	(10)	159,864	(18)	0		17,974	275,338
Catherine P. Lego	85,000	(11)	159,864	(18)	0		13,000	257,864
Kim E. Perdikou	67,500	(12)	0		0		3,835	71,335
Krishna C. Saraswat	55,829	(13)	159,864	(18)	0		0	215,693
William R. Spivey	65,204	(14)	159,864	(18)	0		17,974	243,043
Abhijit Y. Talwalkar	78,750	(15)	159,864	(18)	0		0	238,614
Delbert A. Whitaker	26,021	(16)	0		0		0	26,021

(1)	The amounts shown in this column represent the grant date fair value of unvested restricted stock unit, “or RSU,” awards granted during fiscal year 2013 in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation — Stock Compensation, or “ASC 718.” However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used to calculate the fair value of the RSUs in fiscal year 2013 are set forth in Note 11 in the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013.
(2)	Represents the portion of medical, dental and vision premiums paid by Lam.
(3)	Mr. Newberry received $541,692, representing his $60,000 annual cash retainer as a director, $41,538 in vacation payout and the remainder as his base cash compensation under his employment agreement. As explained below, his compensation is based on his position as an employee of Lam and chairman or vice-chairman of the board.
(4)	Mr. Bagley received $263,365, representing his compensation as an employee director through November 1, 2012, his compensation as an employee from November 2, 2012 through his retirement on December 28, 2012, and $47,885 in vacation paid upon his retirement. As explained below, his compensation was based on his position as an employee of Lam; he received no additional compensation as chairman of the board.
(5)	Dr. Berdahl received $42,500, representing his annual retainer; $7,500 as lead independent director; and $5,000 as chair of the nominating and governance committee. Dr. Berdahl retired as of November 1, 2012.
(6)	Mr. Brandt received $72,500, representing his annual retainer and $12,500 as a member of the audit committee.
(7)	Mr. Cannon received $75,625, representing his annual retainer; $7,500 as a member of the compensation committee through May 1, 2013; $5,000 as a member of the nominating and governance committee; and $3,125 as a member of the audit committee effective May 1, 2013.
(8)	Dr. El-Mansy received $60,124, representing his annual retainer and $8,589 as a member of the compensation committee. As a non-employee director appointed to the board in connection with the acquisition of Novellus, his calendar year 2012 cash compensation was prorated on a daily basis through the end of his term, October 31, 2012.
(9)	Ms. Heckart received $70,000, representing her annual retainer and $10,000 as a member of the compensation committee.
(10)	Mr. Inman received $97,500, representing his annual retainer; $13,750 as lead independent director effective November 1, 2012; $10,000 as chair of the compensation committee through November 1, 2012; $5,000 as a member of the compensation committee effective November 2, 2012; $6,250 as chair of the nominating and governance committee effective November 1, 2012; and $2,500 as a member of the nominating and governance committee through October 31, 2012.
(11)	Ms. Lego received $85,000, representing her annual retainer and $25,000 as chair of the audit committee.
(12)	Ms. Perdikou received $67,500, representing her annual retainer, $6,250 as a member of the audit committee and $31,250 as a special payment on October 24, 2012 reflecting the prorated value of her initial RSU grant that would have vested in May 2013. Ms. Perdikou resigned as a director effective November 1, 2012.
(13)	Dr. Saraswat received $55,829, representing his annual retainer and $4,295 as a member of the nominating and governance committee. As a non-employee director appointed to the board in connection with the acquisition of Novellus, his calendar year 2012 cash compensation was prorated on a daily basis through the end of his term, October 31, 2012.
(14)	Dr. Spivey received $65,204, representing his annual retainer, $9,375 as a member of the audit committee effective November 1, 2012, and $4,295 as a member of the nominating and governance committee. As a non-employee director appointed to the board in connection with the acquisition of Novellus, his calendar year 2012 cash compensation was prorated on a daily basis through the end of his term, October 31, 2012.
(15)	Mr. Talwalkar received $78,750, representing his annual retainer; $10,000 as chair of the compensation committee effective November 2, 2012; $5,000 as a member of the compensation committee through November 1, 2012; and $3,750 as a member of the nominating and governance committee.
(16)	Mr. Whitaker received $26,021, representing his annual retainer and $4,486 as a member of the audit committee. Mr. Whitaker retired as of November 1, 2012. As a non-employee director appointed to the board in connection with the acquisition of Novellus, his calendar year 2012 cash compensation was prorated on a daily basis through the end of his term, October 31, 2012.
(17)	On January 28, 2013, Mr. Newberry received an annual grant of 1,910 RSUs based on the $41.74 closing price of Lam’s common stock and the target value of $80,000, rounded down to the nearest ten shares.
(18)	On January 28, 2013, each non-employee director who was on the board received an annual grant of 3,830 RSUs based on the $41.74 closing price of Lam’s common stock and the target value of $160,000, rounded down to the nearest 10 shares.
(19)	Represents $343,962 accrued on behalf of Mr. Newberry during fiscal year 2013 under the 2011/2012 LTIP-Cash program, which Mr. Newberry has received.

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	21

Mr. Newberry, who served as vice-chairman from January 1, 2012 until November 1, 2012 and since such date has served as chairman, has a different compensation arrangement than the other directors due to his position as an employee of the Company. Mr. Newberry’s compensation was approved by the independent members of the board upon recommendation from the compensation committee. Mr. Newberry entered into an employment agreement commencing on January 1, 2012 and expiring on December 31, 2014, subject to the right of earlier termination in certain circumstances. Under Mr. Newberry’s agreement, Mr. Newberry is entitled to total annual compensation of $500,000. That amount was paid solely in cash during calendar 2012, and during calendar 2013 and 2014 is paid partially in RSUs, partially as a cash annual retainer for his service as a director and the remainder in cash, as described in the agreement. The cash annual retainer is the same amount, and payable at the same time, for non-employee directors. In calendar 2013 and 2014, the cash portion of Mr. Newberry’s annual base compensation is determined by subtracting the RSU grant value and the cash annual retainer for directors from the total annual compensation. Mr. Newberry’s base cash compensation is subject to annual adjustment at the discretion of the independent members of the board. Mr. Newberry continued vesting in his past 2011/2012 Long-Term Incentive Plan, or “LTIP,” awards, but is not eligible for future awards under the Company’s short-term or long term variable compensation plans. Mr. Newberry was paid $1,892,484 under the cash component of the 2011/2012 LTIP program in February 2013, and 19,306 shares of service-based RSUs and 17,838 shares of performance-based RSUs that were granted in March 2011 vested on March 4, 2013 under the equity portion of the program. He is not entitled to any other compensation for his role as a member of the board; he is not eligible for any performance bonus program offered by the Company; and he is not entitled to any equity awards other than those equity awards granted to him in the discretion of the independent members of the board. Mr. Newberry is eligible to participate in the Company’s Elective Deferred Compensation Program and medical, dental and insurance benefit programs maintained by the Company that were generally applicable to executives of the Company, subject to the general terms and conditions of the programs.

If there is a change in control and involuntary termination, involuntary termination other than in connection with a change in control, death or disability (as each term is defined in Mr. Newberry’s agreement), Mr. Newberry will be entitled to (1) a lump-sum cash payment equal to 12 months of Mr. Newberry’s base compensation (less, in the case of death, of certain insurance payments);

(2) certain unpaid amounts under the short term plan in effect in 2011 (all of which have been paid and would result in no additional payment); (3) certain medical benefits; (4) vesting of certain stock option and restricted stock unit awards; and (5) payment of certain unpaid amounts under the 2011/2012 LTIP (the entire cash portion of which was paid in February 2013 and the entire equity portion of which was paid in March 2013 and would result in no additional payment).

If Mr. Newberry voluntarily resigns, he will be entitled to no additional benefits (except as he may be eligible for under the Executive Retiree Medical Plan), any vested stock options will be cancelled 90 days after the date of termination unless earlier exercised. RSUs will be cancelled on the date of termination.

Mr. Bagley, who retired from his position as chairman effective immediately prior to November 1, 2012, also had a different compensation arrangement than the other directors due to his position as an employee of the Company. Mr. Bagley’s compensation was approved by the independent members of the board upon recommendation from the compensation committee. Mr. Bagley had an employment contract that expired March 31, 2012, and he continued as an employee of the Company. His annual base compensation was $415,000. Mr. Bagley did not receive additional compensation for his role as a member of the board; he was not eligible for any performance bonus program offered by the Company; and he was not entitled to any equity awards other than those equity awards granted to him in the discretion of the independent members of the board. Mr. Bagley was eligible to participate in the Company’s Elective Deferred Compensation Program and medical, dental and insurance benefit programs maintained by the Company that were generally applicable to executives of the Company, subject to the general terms and conditions of the programs.

In addition, any members of the board prior to, or serving as of, December 31, 2012 who retire from the board can participate in the Company’s Executive Retirement Medical and Dental Plan if they meet certain eligibility requirements. The board eliminated this benefit for any person who becomes a director after December 31, 2012. The most recent valuation of the Company’s accumulated post-retirement benefit obligation under Accounting Standards Codification 715, Compensation-Retirement Benefits (“ASC 715”), as of June 30, 2013, for eligible former directors and the current directors who may become eligible is shown below. Factors affecting the amount of post-retirement benefit obligation include age at enrollment, age at retirement, coverage tier (e.g., single, plus spouse, plus family), interest rate, and length of service.

Proposal No. 1: Election of Directors

Name	Accumulated Post-Retirement Benefit Obligation, as of June 2013 ($)
Stephen G. Newberry	458,000
James W. Bagley	285,000
Robert M. Berdahl	256,000
Eric K. Brandt	0
Michael R. Cannon	0
Youssef A. El-Mansy	55,000
Christine A. Heckart	0
Grant M. Inman	241,000
Catherine P. Lego	426,000
Kim E. Perdikou	0
Krishna C. Saraswat	0
William R. Spivey	61,000
Abhijit Y. Talwalkar	0
Delbert A. Whitaker	0

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and people who own more than 10% of a registered class of our equity securities to file an initial report of ownership (on a Form 3) and reports on subsequent changes in ownership (on Forms 4 or 5) with the SEC by specified due dates. Our executive officers, directors, and greater-than-10% stockholders are also required by SEC rules to furnish us with copies of all

Section 16(a) forms they file. We are required to disclose in this proxy statement any failure to file any of these reports on a timely basis. Based solely on our review of the copies of the forms that we received from the filers, and on written representations from certain reporting persons, we believe that all of these requirements were satisfied during fiscal year 2013.

Executive Compensation and Other Information

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or “CD&A,” describes our executive compensation program. It is organized as follows:

Section I	Executive Summary (Including Our Philosophy and Program Design)	Section III	Primary Components of Named Executive Officer Compensation; Calendar Year 2012 Compensation Payouts; Calendar Year 2013 Compensation Targets and Metrics
Section II	Executive Compensation Governance and Procedures

		Section IV	Tax and Accounting Considerations

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	23

Our CD&A discusses compensation earned by our “Named Executive Officers,” or “NEOs,” who are our chief executive officer, or “CEO,” our present and former chief financial officers, and the three other most highly compensated executive officers, as described under SEC rules. Our NEOs for fiscal year 2013 are as follows:

Figure 1. FY2013 NEOs

Named Executive Officer	Position(s)
Martin B. Anstice	President and Chief Executive Officer
Timothy M. Archer	Executive Vice President and Chief Operating Officer
Douglas R. Bettinger	Executive Vice President and Chief Financial Officer beginning March 11, 2013
Richard A. Gottscho	Executive Vice President, Global Products
Sarah A. O’Dowd	Senior Vice President, Chief Legal Officer
Ernest E. Maddock	Executive Vice President and Chief Financial Officer through March 10, 2013; Employee through April 19, 2013

I. EXECUTIVE SUMMARY

Our executive compensation program is designed to foster a pay-for-performance culture, motivate performance that creates long-term stockholder value, motivate outstanding performance at the corporate, organization and individual levels, and motivate retention of a long-term, high-quality management team. We have structured our compensation program and payouts to reflect these goals. Our CEO’s compensation in relation to our revenue and net income is shown in Figure 2 below.

Figure 2. FY2008-FY2013 CEO Pay for Performance

(1)	“CEO Total Compensation” consists of base salary, annual incentive payments, accrued values of the cash payments under the long-term incentive program and grant date fair values of equity based awards under the long-term incentive program, and all other compensation as reported in the “Summary Compensation Table” below.
(2)	The CEO Total Compensation for fiscal year 2012 reflects Mr. Anstice’s succession of Mr. Newberry as our President and CEO as of January 1, 2012.

To understand our executive compensation program fully, we feel it is important to understand:

•	Our business, our industry environment and our financial performance; and
•	Our executive compensation philosophy and program design.

Proposal No. 1: Election of Directors

Our Business, Our Industry Environment and Our Financial Performance

Lam Research has been an innovative supplier of wafer fabrication equipment and services to the semiconductor industry for more than 30 years. Lam offers a broad multi-product portfolio of etch, deposition, strip and wafer cleaning solutions, which help our customers build smaller, faster and more power-efficient integrated circuits. These devices are used in a variety of electronic products that impact our everyday lives, including cell phones, computers, memory storage devices, and networking equipment.

The semiconductor capital equipment industry has been highly competitive and subject to business cycles that historically have been characterized by rapid changes in demand that necessitate adjusting spending and managing capital allocation prudently across business cycles. Figure 3 below shows year-over-year changes in revenue growth for each of the electronics industry, the semiconductor industry, and the wafer fabrication equipment segment of the semiconductor equipment industry from 2000 to the present. The semiconductor industry has historically been a highly cyclical industry, with fluctuations responding to changes in the demand for semiconductor devices. The wafer fabrication equipment segment in which we participate, has historically exhibited more extreme volatility during these demand cycles as illustrated by the graph below. To enable our operations team to adjust quickly to these rapid changes in demand while effectively managing costs, we have established a flexible business model. Our compensation program has been designed to incorporate this same flexibility. Since exiting the global recession, the volatility across business cycles appears to be moderating; under these conditions, we continue to evaluate the relevance of this trend to our program design.

Figure 3. CY2000-CY2012 Revenue Growth by Industry

Sources: SEMI; World Semiconductor Trade Statistics, Inc. (WSTS); Gartner, Inc.; Lam Research Corporation

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	25

Although we have a June fiscal year end, our executive compensation program is designed and executed on a calendar-year basis to correspond with our calendar-year-based business planning. This CD&A reflects a calendar-

year orientation, as shown in Figure 4 below. The Executive Compensation Tables at the end of this CD&A are based on our fiscal year, as required by SEC regulations.

Figure 4. Executive Compensation Calendar-Year Orientation

In calendar year 2012, demand for semiconductor equipment declined slightly as device manufacturers delayed certain capacity investments in conjunction with weak macroeconomic conditions. Despite this challenging environment, Lam delivered solid financial performance while successfully completing the merger of Novellus Systems, Inc., or “Novellus,” and executing aggressive integration plans.

Highlights for calendar year 2012:

•	Recorded $3.2 billion in revenue, representing an approximate 12% increase over calendar year 2011;
•	Generated operating cash flow of $686 million, which represents approximately 22% of revenues;
•	Repurchased approximately 39 million shares of common stock, returning approximately $1.4 billion to stockholders;
•	Completed the acquisition of Novellus on June 4, 2012, broadening our product portfolio to include critical thin-film deposition and photo-resist strip, which are adjacent process steps to Lam’s core competencies of etch and single-wafer clean; and
•	Executed on-schedule planned cost synergies, completing approximately 40% of the targeted cost savings from the merger at the end of calendar year 2012.

Industry conditions started to improve during the first half of calendar year 2013 relative to the second half of calendar year 2012 as customers increased their investments in semiconductor equipment to support healthy demand for mobile electronics.

Executive Compensation Philosophy and Program Design

Executive Compensation Philosophy

Our compensation committee’s philosophy that guided this year’s awards and payout decisions is to:

•	provide competitive compensation to attract and retain top talent
•	provide compensation that is fair to employees and rewards corporate, organizational and individual performance
•	align pay with business objectives while driving exceptional performance throughout fluctuating business cycles
•	optimize value to employees while maintaining cost-effectiveness to the Company
•	create stockholder value over the long term
•	align annual plan to short-term performance and long-term plan to longer-term performance
•	recognize that a long-term, high-quality management team is a competitive differentiator for Lam, enhancing customer trust/market share and, therefore, stockholder value

Our compensation committee’s executive compensation objectives are to:

•	motivate performance that creates long-term stockholder value
•	motivate outstanding performance at the corporate, organization and individual levels
•	motivate retention of a long-term, high-quality management team

Proposal No. 1: Election of Directors

To achieve these objectives, our compensation committee authorized the following strategies:

•	reference appropriate market data
•	respond to fluctuating business cycle changes
•	use a mix of equity award types
•	provide an appropriate mix of short-term and long-term rewards
•	balance these strategies to reach an optimum result under existing circumstances

Program Design

Our program design uses a mix of short- and long-term components, and a mix of cash and equity components. Our executive compensation program includes base salary, an annual incentive program, a long-term incentive cash program, a long-term incentive equity program, as well as stock ownership guidelines. As illustrated in Figure 5 below, our program design is weighted towards performance and stockholder value. The performance-based program components include annual incentive program cash payouts, long-term incentive program cash payouts and goals-based equity and stock option awards under the long-term incentive equity program. The pay component mix changed in 2012 due to the timing of the Novellus acquisition but was subsequently reinstituted to its prior mix of performance-based equity in 2013, as further explained under “Long-Term Incentive Program – Design” in section III below.

Figure 5. CY2011-CY2013 NEO Compensation Target Pay Mix Averages(1)

(1)	Data in Figure 5 for the calendar year 2011, 2012 and 2013 charts is for the then-applicable NEOs (i.e., fiscal year 2011 NEOs are represented in the calendar year 2011 chart, etc.).
(2)	For purposes of this illustration, we include goal-based RSUs and stock options as performance-based, but do not classify service-based RSUs as performance-based.

Our stock ownership guidelines for our executive officers, including our NEOs, are shown in Figure 6 below. The requirements are specified in the alternative of shares or dollars to allow for stock price volatility. Ownership levels as shown below must be achieved within five years of appointment as an executive officer. Increased requirements due to promotions must be achieved within three years of promotion. At the end of fiscal year 2013, all of the then-employed NEOs were in compliance with our stock ownership guidelines.

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	27

Figure 6. Executive Stock Ownership Guidelines

Position	Guidelines (lesser of)
Chief Executive Officer	3x base salary or 65,000 shares
Executive Vice Presidents	2x base salary or 20,000 shares
Senior Vice Presidents	1x base salary or 10,000 shares

II. EXECUTIVE COMPENSATION GOVERNANCE AND PROCEDURES

Role of the Compensation Committee

Our board of directors has delegated certain responsibilities to the compensation committee, or the “committee,” through its committee charter. The committee1 oversees the compensation programs in which our executive officers (including all NEOs) participate. The independent members of our board of directors approve the compensation packages and payouts for our CEO and chairman of the board, or “chairman.” A copy of the committee’s charter can be viewed at http://investor.lamresearch.com.

Committee responsibilities include, but are not limited to: establishing and reviewing corporate goals and objectives as relevant to our CEO and our chairman, evaluating their performance in light of these goals and objectives, and based on this evaluation recommending their compensation to the independent members of our board of directors; determining the compensation packages, targets, and payouts for our executive officers other than the CEO; and reviewing, and approving where appropriate, equity-based compensation plans. For additional information on the committee’s responsibilities, see “Corporate Governance: Board Committees” above.

In order to carry out these responsibilities, the committee receives and reviews information, analysis and proposals prepared by our management and by the committee’s compensation consultant (see “Role of Committee Advisors” below).

Role of Committee Advisors

The committee is authorized to engage its own independent advisors to assist in carrying out its responsibilities. The committee has engaged the services of Compensia, Inc., a national compensation consulting firm, or “Compensia,” as the committee’s compensation consultant. Compensia provides the committee with independent and objective guidance regarding the amount and types of compensation for our chairman and executive officers and how these amounts and types of compensation compare to other companies’ compensation practices, as well as guidance on market trends, evolving regulatory requirements, compensation of our independent directors, peer group composition and other matters as requested by the committee.

Representatives of Compensia regularly attend committee meetings (including executive sessions without management present), communicate with the committee chair outside of meetings, and assist the committee with the preparation of metrics and goals. Compensia reports to the committee, not to management. At the committee’s request, Compensia meets with members of management to gather and discuss information that is relevant to advising the committee. The committee may replace Compensia or hire additional advisors at any time. Compensia has not provided any other services to the committee or to our management and has received no compensation other than with respect to the services described above. The committee assessed the independence of Compensia pursuant to SEC rules and NASDAQ listing standards, including the following factors: (1) the absence of other services provided by it to the Company; (2) the fees paid to it by the Company as a percentage of its total revenue; (3) its policies and procedures to prevent conflicts of interest; (4) the absence of any business or personal relationships with committee members; (5) the fact that it does not own any Lam common stock; and (6) the absence of any business or personal relationships with our executive officers. The committee assessed this information and concluded that the work of Compensia has not raised any conflict of interest.

[1]	For purposes of this CD&A, a reference to a compensation action or decision by the committee with respect to the NEOs means an action or decision by the compensation committee and, in the case of our chairman and our president and chief executive officer, an action or decision by the independent members of our board of directors upon the recommendation of the committee.

Proposal No. 1: Election of Directors

Role of Management

Our CEO, with support from our human resources and finance organizations, develops recommendations for the compensation of our other executive officers, including our NEOs. Typically, these recommendations cover base salaries, annual incentive program target award opportunities, long-term incentive program target award opportunities and the criteria upon which these award opportunities may be earned, as well as actual payout amounts under annual and long-term incentive programs.

The committee considers the CEO’s recommendations within the context of competitive compensation data, the committee’s compensation philosophy and objectives,

current business conditions, the advice of Compensia, and any other factors it considers relevant. At the request of the committee, our chairman also provides input to the committee.

Our CEO generally attends committee meetings at the request of the committee, but leaves the meeting for any discussion of and decisions regarding his own compensation, when the committee meets in executive session, and at any other time requested by the committee.

Peer Group Practices and Survey Data

In establishing the total compensation levels of our executive officers as well as the mix and weighting of individual compensation elements, the committee monitors compensation data from a group of comparably sized companies in the technology industry, or the “Peer Group,” which may differ from peer groups used by proxy advisory firms. The committee selects the companies constituting our Peer Group based on their comparability to our lines of business and industry, annual revenue, and market capitalization, and our belief that we are likely to compete with them for executive talent. Our Peer Group is focused on U.S. based, public semiconductor, semiconductor equipment and materials companies, and similarly sized high-technology equipment and hardware companies. Figure 7 below summarizes how the Peer Group companies compare to the Company:

Figure 7. 2013 Peer Group Revenue and Market Capitalization

Metric	Lam Research Calendar Year 2012 ($M)	Target for Peer Group	Peer Group Median as of December 31, 2012 ($M)
Revenue	3,169	0.5 to 2 times Lam	4,246
Market Capitalization	5,992	0.33 to 3 times Lam	8,861

Based on these criteria, the Peer Group and targets may be modified from time to time. Our Peer Group was reviewed in August 2012 in light of the new Company size following our acquisition of Novellus, and other changes in our industry. Based on the criteria identified above, we added five new peers (Agilent Technologies, Inc.; Corning Incorporated; Juniper Networks, Inc.;

Micron Technology, Inc.; and NetApp, Inc.) and removed seven former peers (Altera Corporation; Atmel Corporation; Fairchild Semiconductor International, Inc.; First Solar, Inc.; Molex Incorporated; SunPower Corporation; and Teradyne, Inc.). Our Peer Group consists of the companies listed in Figure 8 below.

Figure 8. CY2013 Peer Group Companies

Advanced Micro Devices, Inc.	LSI Corporation
Agilent Technologies, Inc.	Marvell Technology Group Ltd
Analog Devices, Inc.	Maxim Integrated Products, Inc.
Applied Materials, Inc.	Micron Technology, Inc.
Avago Technologies	NetApp, Inc.
Broadcom Corporation	NVIDIA Corporation
Corning Incorporated	ON Semiconductor Corporation
Juniper Networks, Inc,	SanDisk Corporation
KLA-Tencor Corporation	Xilinx, Inc.

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	29

We derive revenue, market capitalization and NEO compensation data for the Peer Group companies from their public filings with the SEC, other publicly available sources and survey data purchased from Radford. The committee reviews compensation practices and selected data on base salary, bonus targets, total cash compensation, equity awards, and total compensation drawn from the Peer Group companies primarily as a reference to ensure compensation packages are within market norms.

Typically, base pay levels are set near the middle of the market range, and variable pay is designed to deliver above market median compensation for exceptional performance and below market median compensation for poor performance. However, the committee does not “target” pay at any specific percentile. Rather, individual pay positioning depends on a variety of factors, such as prior job performance, job scope and responsibilities, skill set, prior experience, time in position, internal equity regarding pay levels for similar skill levels or positions, external pressures to attract and retain executive talent, Company performance and general market conditions.

2012 Say on Pay Voting Results; Company Response

In 2012, our stockholders voted to approve our 2012 advisory vote on executive compensation, with 94.61% of the votes cast in favor of the advisory proposal. The committee considered this voting result, together with advice from Compensia and the recommendations of management, in deciding not to make any significant design changes to the executive compensation program for awards made during fiscal year 2013. However, in response to comments from proxy advisory firms, we have continued our efforts to improve our disclosure and, in particular, to clarify the description of our executive compensation programs.

III. PRIMARY COMPONENTS OF NAMED EXECUTIVE OFFICER COMPENSATION; CALENDAR YEAR 2012 COMPENSATION PAYOUTS; CALENDAR YEAR 2013 COMPENSATION TARGETS AND METRICS

This section describes the components of our executive compensation program. It also describes, for each component, the payouts to our NEOs for calendar year

2012 and the forward-looking actions taken with respect to our NEOs in calendar year 2013.

Base Salary

We believe the purpose of base salary is to provide competitive compensation to attract and retain top talent and to provide compensation that is fair to employees, including our NEOs, with a fixed amount of compensation for the jobs they perform. Accordingly, we seek to ensure that our base salary levels are competitive in reference to Peer Group practice and market survey data. Adjustments to base salary are generally considered by the committee each year in February.

For calendar years 2012 and 2013, base salaries for then-employed NEOs other than our CEO were determined by the committee in February of each year and became effective on April 1 and March 31, respectively, based on the factors described above. The base salary for Mr. Anstice for calendar year 2012 was set effective January 1, 2012 in connection with his promotion to CEO and was increased effective March 31, 2013 to a more competitive level relative to our Peer Group. Other NEO changes were due to individual performance. The base salaries of the NEOs for calendar years 2012 and 2013 are as follows:

Figure 9. CY2012-CY2013 NEO Base Salaries

Named Executive Officer	Annual Base Salary as of April 2013 ($)		Annual Base Salary as of April 2012 ($)
Martin B. Anstice	775,000		665,000
Timothy M. Archer	575,000		-	(1)
Douglas R. Bettinger	485,000	(2)	-	(2)
Richard A. Gottscho	460,000		438,000
Sarah A. O’Dowd	406,000		386,000
Ernest E. Maddock	500,000		485,000

(1)	Mr. Archer commenced employment with Lam on June 4, 2012. Mr. Archer’s annual base salary for calendar year 2012 at Novellus (prior to the acquisition) and at Lam (following the acquisition) were $480,000 and $550,000, respectively.
(2)	Mr. Bettinger commenced employment with Lam on March 11, 2013. Mr. Bettinger’s base salary for calendar year 2013 was determined by the committee in January 2013.

Proposal No. 1: Election of Directors

Annual Incentive Program

Design

Our annual incentive program is designed to provide short-term, performance-based compensation that: (i) is based on the achievement of pre-set annual financial, strategic and operational objectives aligned with outstanding performance throughout fluctuating business cycles, and (ii) will allow us to attract and retain top talent, while maintaining cost-effectiveness to the Company. The committee establishes individual target award opportunities for each executive officer as a percentage of base salary. Specific target award opportunities are determined based on job scope and responsibilities, as well as an assessment of Peer Group data. Awards have a maximum payment amount defined as a multiple of the target award opportunity. The maximum award for 2013 was set at 2.25 times target, consistent with prior years.

Annual incentive program components

Annual incentive program components, each of which plays a role in determining actual payments made, include:

•	a Funding Factor,
•	a Corporate Performance Factor, and
•	various Organization Performance Factors.

The Funding Factor is set by the committee to create a maximum payout amount from which annual incentive program payouts may be made. The committee may exercise negative (but not positive) discretion against the Funding Factor result, and generally the entire funded amount is not paid out. Achievement of a minimum level of performance against the Funding Factor goals is required to fund any program payments. In February 2012, for the first half of calendar year 2012, the committee set Lam-standalone non-GAAP operating income2 as a percentage of revenue as the metric for the Funding Factor, with the following goals: a minimum achievement of 7.5% Lam-standalone non-GAAP operating income as a percentage of revenue was required to fund any program payments, and performance greater than or equal to 20% would result in the maximum payout potential of 225% of target, with actual funding levels interpolated between those points. The committee selected non-GAAP operating income because it believes that operating income is the performance metric that best reflects core operating results. By excluding certain costs and expenses that are not indicative of core results, non-GAAP results are more useful to analyzing business trends over multiple periods. In July 2012, the committee revisited and retained the same metric and goals for the Funding Factor for the second half of calendar year 2012.

As a guide for making payout decisions, the committee primarily tracks the results of the following two components that are weighted equally in making payout decisions, and against which discretion may be applied in a positive or negative direction, provided the Funding Factor result is not exceeded:

•	the Corporate Performance Factor is based on corporate-wide metrics and stretch goals that apply to all executive officers, and
•	the Organization Performance Factors, which are based on organization-specific metrics and stretch goals, apply to each individual NEO.

The specific metrics and goals, and their relative weightings, for the Corporate Performance Factor are determined by the committee based upon the recommendation of our CEO, and the Organization Performance Factors are determined by our CEO, or in the case of the CEO, by the committee.

The metrics and goals for the Corporate and Organization Performance Factors are set either annually or semi-annually. The semi-annual timeline for the Corporate and Organization Performance Factors has been used to provide flexibility to make adjustments due to changes in our volatile business environment. Goals are set depending on the business environment, to ensure that they are stretch goals regardless of changes in the environment. Accordingly, as business conditions improve, goals are set to require better performance, and as business conditions deteriorate, goals are set to ensure stretch performance under more difficult conditions. Due to the acquisition of Novellus, the metrics and goals for the Corporate and Organization Performance Factors were all set on a semi-annual basis. The Corporate Performance Factor metrics and goals remained the same throughout the calendar 2012 performance period.

[2]	Non-GAAP results are designed to provide information about performance without the impact of certain non-recurring and other non-operating line items. Non-GAAP operating income is derived from GAAP results, with charges and credits in the following line items excluded from non-GAAP results for applicable quarters during fiscal years 2013 and 2012: restructuring charges and benefits; acquisition-related and integration-related costs; certain costs associated with a customer bankruptcy filing; costs associated with rationalization of certain product configurations; amortization related to intangible assets acquired in the Novellus transaction; and acquisition-related inventory fair value impact.

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	31

We believe that, over time, outstanding business results create stockholder value. Consistent with this belief, multiple performance-based metrics (non-GAAP operating income, product market share, and strategic operational and organizational metrics) are established for our executive officers as part of the Corporate and Organization Performance Factors.

We use organization specific metrics, including for example, gross margin, market share and achievement against strategic objectives, because we believe these motivate our NEOs and the organizations they lead. We believe the metrics and goals set under this program, together with the exercise of discretion by the committee as described above, have been effective to achieve pay-for-performance results.

Figure 10. CY2010-CY2012 Annual Incentive Program Payouts

Calendar Year	Average NEO’s Annual Incentive Payout as % of Target Award Opportunity	Business Environment
2012	93	Demand for semiconductor equipment declined slightly year-over-year as global economic conditions remained weak; positive execution against integration objectives
2011	99	Healthy semiconductor demand under weakening economic conditions; business conditions deteriorated in the second half of calendar year 2011
2010	166	Strong operating performance supported by semiconductor industry demand growth

Calendar year 2012 annual incentive program parameters and payout decisions

In February 2012, the committee set the calendar year 2012 target award opportunity and the metrics and semi-annual goals (revisited in July 2012) for the Corporate Performance and Organization Performance Factors for each then-employed executive officer, including our NEOs. In February 2013, the committee considered the actual results under these factors and made payout decisions for the calendar year 2012 program, all as described below.

2012 Annual Incentive Program Target Award Opportunities. The annual incentive program target award opportunities for calendar year 2012 for each NEO were:

Figure 11. CY2012 Annual Incentive Target Award Opportunities

Named Executive Officer(1)	Target Award Opportunity (% of Base Salary)
Martin B. Anstice	125	(2)
Timothy M. Archer	100	(3)
Richard A. Gottscho	85
Sarah A. O’Dowd	75
Ernest E. Maddock	85

(1)	Mr. Bettinger did not participate because his employment with Lam commenced March 11, 2013.
(2)	Mr. Anstice was promoted to CEO as of January 1, 2012.
(3)	Mr. Archer, having commenced employment with Lam on June 4, 2012, was an eligible participant under the annual incentive program for the second half of calendar year 2012. The prorated portion of his 2012 Lam annual base salary constituting earnings eligible for incentive payouts under the annual incentive program was $304,615.

2012 Annual Incentive Program Corporate Performance Factor.   In February 2012, the committee set non-GAAP operating income as a percentage of revenue as the metric for the first half of calendar year 2012 Corporate Performance Factor, and set a goal of 18% of revenue for the first half of the year. In July 2012, the committee revisited and retained the same metric and goal for the Corporate Performance Factor for the second half of the year, calculated on a Lam-standalone basis (without regard to the performance of Novellus). These goals were designed to be stretch goals. Actual non-GAAP operating income percentage was 13% of revenue for the first half of calendar year 2012, resulting in a factor of 0.75 for the first half, and 12% of revenue for the second half, resulting in a factor of 0.71 for the second half. This performance resulted in a total Corporate Performance Factor for calendar year 2012 of 0.73.

2012 Annual Incentive Program Organization Performance Factor.   For 2012, the organization-specific performance metrics and goals for each NEO’s Organization Performance Factor (other than for

Proposal No. 1: Election of Directors

Mr. Archer, who commenced employment with Lam on June 4, 2012, and for Mr. Bettinger, who commenced employment with Lam on March 11, 2013) were set on a semi-annual basis, and were designed to be stretch goals. The Organization Performance Factor for Mr. Anstice for each half of calendar year 2012 and the Organization Performance Factor for Mr. Archer for the second half of calendar year 2012 were based on the average of the Organization Performance Factors of all of the organizations reporting to them. For all other NEOs, their respective Organization Performance Factors were based on market share, merger integration and/or strategic, operational and organizational performance goals specific to the organizations they managed:

•	Dr. Gottscho’s Organization Performance Factor for the first half of calendar year 2012 was comprised of market share, strategic, operational and organizational development goals for etch (50%) and for clean (50%) and for the second half of calendar 2012 was comprised of market share, strategic, integration, operational and organizational development goals for legacy Lam and legacy Novellus product groups (50% each).
•	Ms. O’Dowd’s Organization Performance Factor for the first half of calendar year 2012 was comprised of strategic, integration, operational and organizational development goals for global human resources (50%) and for legal (50%) and for the second half of calendar year 2012 was comprised of strategic, integration, operational and organizational development goals for legal (100%).
•	Mr. Maddock’s Organization Performance Factor was comprised of strategic, integration, operational and organizational development goals for both halves of calendar year 2012 for finance (35%), global information systems (35%), Silfex (20%) and investor relations (10%).

The committee considered the individual NEO goals and actual performance during 2012, as well as the outstanding team effort in integrating Lam and Novellus, and exercised discretion such that each NEO received an Organization Performance Factor of 1.00 for the 2012 calendar year.

2012 Annual Incentive Program Payout Decisions.   In addition to considering the Corporate Performance Factor and Organization Performance Factor results, the committee considered the performance of the Company on a combined basis and exercised discretion to increase payouts for those NEOs who were Lam-standalone executive officers during all of calendar 2012 as follows: $55,000 to Mr. Anstice, $36,000 to Dr. Gottscho and Mr. Maddock and $28,000 to Ms. O’Dowd. In February 2013, in light of the Funding Factor results and based on the above results and decisions, the committee made the following payouts for calendar year 2012 for each NEO:

Figure 12. CY2012 Annual Incentive Program Payouts

Named Executive Officer(1)	Target Award Opportunity (% of Base Salary)	Target Award Opportunity ($)(2)	Maximum Payout under Funding Factor (135% of Target Award Opportunity) ($)(3)	Actual Payouts ($)
Martin B. Anstice	125	828,485	1,118,455	771,640
Timothy M. Archer	100	304,615	411,230	263,492
Richard A. Gottscho	85	369,169	498,378	355,332
Sarah A. O’Dowd	75	287,416	388,012	276,615
Ernest E. Maddock	85	409,127	552,321	389,895

(1)	Mr. Bettinger did not participate because his employment with Lam commenced March 11, 2013. Mr. Archer was an eligible participant under the annual incentive program for only the second half of calendar year 2012. In accordance with the terms of Mr. Archer’s employment agreement with Lam, Mr. Archer was also paid a $360,804 cash bonus for the first half of calendar year 2012 under Novellus’ executive bonus program, whose terms were set prior to the merger.
(2)	Calculated by multiplying each NEO’s eligible earnings for the calendar year 2012 annual incentive program performance period (Mr. Anstice: $662,788; Mr. Archer: $304,615; Dr. Gottscho: $434,317; Ms. O’Dowd: $383,221; Mr. Maddock: $481,326) by their respective target award opportunity percentage.
(3)	The Funding Factor resulted in a potential payout of up to 135% of target award opportunity for the calendar year (based on the actual non-GAAP operating income percentage results detailed under “Annual Incentive Program – Calendar year 2012 annual incentive program parameters and payout decisions – 2012 Annual Incentive Program Corporate Performance Factor” above and the specific goals set forth in the second paragraph under “Annual Incentive Program – Annual incentive program components” above).

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	33

Calendar year 2013 annual incentive program parameters

In February 2013, the committee set the target award opportunity for each NEO (other than Mr. Bettinger for whom the target award opportunity was set on January 14, 2013) as a percentage of base salary, and consistent with prior years set a cap on payments equal to 2.25 times the target award opportunity. The target award opportunity for each NEO is shown in Figure 13 below.

Figure 13. CY2013 Annual Incentive Program Target Award Opportunities

Named Executive Officer(1)	Target Award Opportunity (% of Base Salary)
Martin B. Anstice	150
Timothy M. Archer	110
Douglas R. Bettinger	85
Richard A. Gottscho	85
Sarah A. O’Dowd	80

(1)	Mr. Maddock’s prorated annual incentive program target award opportunity for calendar year 2013 was set by the committee at 85%.

The committee also approved the metric for the Funding Factor and for the Corporate Performance Factor as non-GAAP operating income as a percentage of revenue, and set the annual goal for the Funding Factor and the first half goal for the Corporate Performance Factor. Consistent with program design, the Corporate Performance Factor goal is more difficult to achieve than the Funding Factor goal. Organization Performance Factor metrics and goals were also set for each executive officer. These include strategic and operational performance goals specific to individual business organizations and individuals. As a result, each NEO has multiple performance metrics and goals under this program. Some of the goals set in February were semi-annual goals, and in those cases goals were set for the second half of calendar year 2013 in August 2013.

Long-Term Incentive Program

Design

Our long-term incentive program, or “LTIP,” is designed to align pay with achievement of business objectives over a multi-year period, and to create stockholder value over the long term. Our long-term incentive program operates on overlapping two-calendar year cycles. Because each performance period covers performance in two calendar years, three performance cycles affect compensation during each fiscal year.

Figure 14. FY2013 LTIP Programs

“$V” Reflects timing of cash payment and cliff vesting of equity awards

Proposal No. 1: Election of Directors

The components of the long-term incentive program are:

•	Cash Incentive Component
•	Equity Incentive Component

At the beginning of each two-year cycle, target award opportunities and performance metrics are established for each program component. Of the total target award opportunity, 50% is expressed in performance-contingent cash and the other 50% is awarded in equity.

Consistent with our philosophy of paying for performance, the long-term incentive program has been designed to be 75% performance-based and 25% service-based. We consider goal-based RSUs and stock options as performance-based, but do not classify service-based RSUs as performance-based. The cash incentive component of the program is entirely performance-based, and the equity incentive component has typically been half performance-based and half service-based. A deviation from the long-term program design was made in 2012 as a result of the acquisition of Novellus. The transaction had been announced, but had not been concluded, when compensation decisions were made in February 2012 and, as a result, management had not set long-term goals for the combined organization by that time. As a result, and to aid retention during the integration period, for the 2012/2013 performance period, the long-term incentive program pay components were 50% performance-based and 50% service-based. Since this was a deviation from the historical program design in effect for all periods discussed other than calendar year 2012, we reference the 75% performance-based mix in describing the program design.

Target Award Opportunity

Under the long-term incentive program, the committee sets a target award opportunity for each participant based on the executive’s position and responsibilities and an assessment of competitive compensation data. Payouts are limited to a maximum of 2.5 times the target amounts. The target amounts (which included both the cash and equity long-term incentive awards) for each NEO under the three program cycles affecting fiscal year 2013 are as follows:

Figure 15. 2011/2012 to 2013/2014 Long-Term Incentive Program Target Award Opportunities

Named Executive Officer(1)	Long-Term Incentive Program Performance Period	Target Award Opportunity ($)
Martin B. Anstice	2013/2014	5,000,000
	2012/2013	3,500,000
	2011/2012	2,400,000
Timothy M. Archer	2013/2014	3,000,000
	2012/2013	2,500,000
Douglas R. Bettinger	2013/2014	2,000,000
Richard A. Gottscho	2013/2014	2,075,000
	2012/2013	1,600,000
	2011/2012	1,600,000
Sarah A. O’Dowd	2013/2014	1,258,000
	2012/2013	1,250,000
	2011/2012	1,250,000
Ernest E. Maddock	2013/2014		(2)
	2012/2013	1,600,000
	2011/2012	1,600,000

(1)	Mr. Archer did not participate in the 2011/2012 long-term incentive program because his employment with Lam commenced June 4, 2012. Mr. Bettinger did not participate in the 2011/2012 and 2012/2013 long-term incentive programs because his employment with Lam commenced March 11, 2013.
(2)	The committee approved a target award opportunity of $800,000 for Mr. Maddock under the 2013/2014 LTIP-Cash portion of the program. No target award opportunity was approved for the 2013/2014 LTIP-Equity portion of the program.

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	35

Long-Term Cash Incentive Component

The cash component of the programs is 100% performance-based and is designed to:

•	motivate outstanding performance at the corporate levels and to create long-term stockholder value,
•	attract and retain top talent, and
•	optimize value to employees while maintaining cost-effectiveness to the Company.

The committee sets performance metrics under each two-year performance period on an annual basis. Goals against the metrics are set every six months to allow the committee to react to changes in the external business environment. When business conditions improve, goals are set to require stronger performance, and when business conditions deteriorate, goals are set to ensure stretch performance under more difficult conditions. We believe this flexibility motivates exceptional performance and delivers stockholder value throughout the fluctuating business cycles we experience.

In addition to motivating outstanding performance, the cash portion of our long-term program builds stockholder value in several ways. First, paying in cash rather than equity reduces dilution for our stockholders. Second, the program has been designed so that we can match the quarterly expense of our cash long-term program to the performance period in which the expense is determined by using non-GAAP operating income as the primary metric for this program. As a result, compensation expense is greater in periods when non-GAAP operating income is higher and lower in periods when non-GAAP operating income is lower. Finally, results determined based on performance against the pre-set goals are adjusted to reflect stock price appreciation occurring during the performance period, aligning results under the program with results realized by our stockholders. The adjustment is made quarterly referencing a ratio of (x) the market price of our common stock over a 50-trading-day period to (y) the market price of our common stock over a 200-trading-day period, if the ratio is greater than one. Thus the final payout amount is determined by achievement against the performance goals adjusted by stock price appreciation, or the “stock price appreciation metric,” and subject to the cap the committee sets and any negative discretion the committee might exercise.

For each two-year performance period, the awards are subject to cliff vesting and payouts are made following the end of the second year to those participants who remain employed on the award determination date. The cliff vesting, rather than annual vesting, assists with both retention and aligning executives with longer-term stockholder interests.

We believe this program has been effective in achieving pay-for-performance results, as shown in Figure 16 below.

Figure 16. 2009/2010 to 2011/2012 Long-Term Cash Payouts

Long-Term Cash Cycle	Average Long-Term Cash Payout as % of Target Award Opportunity	Business Environment
2011/2012	84	2012: Demand for semiconductor equipment declined slightly year-over-year as global economic conditions remained weak; positive execution against integration objectives
		2011: Healthy semiconductor demand under weakening economic conditions; business conditions deteriorated in the second half of calendar year 2011
2010/2011	165	2011: Healthy semiconductor demand under weakening economic conditions; business conditions deteriorated in the second half of calendar year 2011
		2010: Strong operating performance supported by semiconductor industry demand growth
2009/2010	119	2010: Strong operating performance supported by semiconductor industry demand growth
		2009: Difficult business environment of global downturn continued through the first half of calendar year 2009; improved conditions in the second half of calendar year 2009

Payout decisions under the 2011/2012 long-term cash program. In February 2013, the committee determined payouts for the 2011/2012 performance cycle. The starting price for determination of the stock price appreciation metric was $41.21, which is based on a 200-day moving average as of December 23, 2010. The performance metric for both years of the program was non-GAAP operating income as a percentage of revenue, and goals were set semi-annually and measured on a quarterly basis. During the performance period, these goals ranged from $115 million per quarter to $170 million per quarter, reflecting stretch goals under then-prevailing business conditions. Actual quarterly performance of non-GAAP operating income ranged from 29% to 117% of goal. Without regard to stock price appreciation, the resulting payout would have been 75% of target for the entire period. However, the stock price appreciation metric served to increase the payouts to 84% of target.

Proposal No. 1: Election of Directors

Payouts for the eligible NEOs were awarded at 84% of target, as shown in Figure 17 below.

Figure 17. 2011/2012 Long-Term Cash Payouts

Named Executive Officer(1)	Cash Target Award Opportunity ($)	Cash Payout ($)
Martin B. Anstice	1,200,000	1,009,325
Richard A. Gottscho	800,000	672,883
Sarah A. O’Dowd	625,000	525,690
Ernest E. Maddock	800,000	672,883

(1)	Messrs. Archer and Bettinger did not participate because their employment with Lam commenced June 4, 2012 and March 11, 2013, respectively.

Calendar year 2012 and 2013 decisions under the 2012/2013 long-term cash program. Target award amounts were set in February 2012 for the 2012/2013 program, and are shown in Figure 18 below. At that time, the committee also set non-GAAP operating income as the performance metric for the 2012 calendar year portion of the 2012/2013 program and set the starting price for measuring stock price appreciation for the 2012 calendar year at $43.45, the 200-day moving average as of December 23, 2011. In February 2013, the committee retained non-GAAP operating income as a percentage of revenue as the performance metric and set

$36.93, the 200-day moving average as of December 21, 2012, as the starting price for measuring stock price appreciation for the 2013 calendar year portion of the program. Specific goals against the non-GAAP operating income metric were set in advance on a six-month basis throughout the two-year period and were designed to be stretch goals. For the second half of 2012, which was shortly after consummation of the Novellus merger, goals were set on a Lam-standalone basis (without regard to the performance of Novellus). Payouts for the 2012/2013 program will be determined and made in February 2014 to eligible NEOs.

Figure 18. 2012/2013 Long-Term Cash Target Award Opportunities

Named Executive Officer(1)	Cash Target Award Opportunity ($)
Martin B. Anstice	1,750,000
Timothy M. Archer(2)	1,250,000
Richard A. Gottscho	800,000
Sarah A. O’Dowd	625,000
Ernest E. Maddock(3)	800,000

(1)	Mr. Bettinger did not participate because his employment with Lam commenced March 11, 2013.
(2)	Mr. Archer’s target cash award is split ratably for his participation eligibility, June 2012 to December 2013.
(3)	Mr. Maddock’s employment ceased on April 19, 2013. Under the terms of his employment agreement, Mr. Maddock received a cash award for the period of his participation in April 2013.

Calendar year 2013 decisions under the 2013/2014 long-term cash program. In February 2013, the committee set target award amounts for each then-employed NEO expected to continue as such under the 2013/2014 program, established the performance metric for calendar year 2013 as non-GAAP operating income as a percentage of revenue, and set the starting price for measuring stock price appreciation for the 2013 calendar year at $36.93, the 200-day moving average as of December 21, 2012. Goals against the non-GAAP operating income were also set in February for the first half of calendar year 2013, and in August 2013

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	37

for the second half, and in each case were designed to be stretch goals. Payouts under this program will be determined and made in February 2015 to eligible NEOs.

The target cash award opportunity for each eligible NEO under the 2013/2014 long-term cash program is shown in Figure 19 below.

Figure 19. 2013/2014 Long-Term Cash Target Award Opportunities

Named Executive Officer(1)	Cash Target Award Opportunity ($)
Martin B. Anstice	2,500,000
Timothy M. Archer	1,500,000
Douglas R. Bettinger	1,000,000
Richard A. Gottscho	1,037,500
Sarah A. O’Dowd	629,000

(1)	Mr. Maddock’s target award amount for the 2013/2014 long-term incentive cash program was set at $800,000. Mr. Maddock’s employment ceased on April 19, 2013. Under the terms of his employment agreement, Mr. Maddock received a cash award for the period of his participation in May 2013.

Long-Term Equity Incentive Component

The equity portion of the long-term incentive program is designed to attract and retain top talent, provide competitive levels of compensation and to reward our executive officers for outstanding Company performance and long-term stock price appreciation. Historically, half of the equity award (25% of the total long-term incentive award opportunity) has been performance-based, delivered in either performance-vested RSUs or stock options. The remaining half of the equity award (25% of the total long-term incentive award opportunity) has been delivered through service-vested RSUs. The performance-based equity component of the long-term program is reviewed annually to determine whether performance-based RSUs or stock options are the most appropriate form for the award based on criteria such as the current business environment and the perceived potential value to motivate and retain the executives. Awards cliff vest two years after the grant date, depending on continued employment and, in the case of performance-based RSUs, on performance against specified metrics and goals. The cliff vesting, rather than annual vesting, provides for both retention and for aligning executives with longer-term stockholder interests.

Vesting and performance results under the 2011/2012 long-term equity program. On March 4, 2011, the committee made a grant to each NEO under the 2011/2012 long-term equity program of performance-based and service-based RSUs with a combined value equal to 50% of the NEO’s total target award amount, as shown in Figure 20. To determine the number of performance-based and service-based RSUs, the NEO’s long-term equity target award opportunity amount was divided by $58.27, the closing price of our common stock on the grant date for each award type. On the same date, the performance criteria for the performance-based RSUs were set. The performance metric was non-GAAP operating income as a percentage of revenue, and vesting was determined based on the higher of the actual calendar year 2011 or calendar year 2012 non-GAAP operating incomes, which in 2011 was 18.1% and in 2012 was 12.5%. Maximum vesting under the performance-based award is 100%, and the minimum is 0%. The award determination date for all of the performance-based and service-based RSUs under this program was March 4, 2013. On that date, the service-based awards vested due to the passage of time, and the performance-based awards vested at 92.4% under the previously set performance criteria.

Figure 20. 2011/2012 Long-Term Equity Vesting

Named Executive Officer(1)	Equity Target Award Opportunity ($)	Target Service-based Restricted Stock Units Award (#)	Vested Service-based Restricted Stock Units Award (#)	Target Performance-Based Restricted Stock Units Award (#)	Vested Performance-based Restricted Stock Units Award (#)
Martin B. Anstice	1,200,000	10,296	10,296	10,296	9,513
Richard A. Gottscho	800,000	6,864	6,864	6,864	6,342
Sarah A. O’Dowd	625,000	5,362	5,362	5,362	4,954
Ernest E. Maddock	800,000	6,864	6,864	6,864	6,342

(1)	Messrs. Archer and Bettinger did not participate because their employment with Lam commenced June 4, 2012 and March 11, 2013, respectively.

Proposal No. 1: Election of Directors

Awards under the 2012/2013 long-term equity program.   Under the 2012/2013 long-term equity program, the committee made a grant to each NEO other than Messrs. Archer and Bettinger, who were not then employees, of service-based RSUs with a grant date of February 7, 2012 and a combined value equal to 50% of the NEO’s total target award amount, as shown in Figure 21. For Mr. Archer, the committee made a grant on August 3, 2012 equal to 50% of Mr. Archer’s total target award amount, as shown in Figure 21, based on the closing price of our common stock on the grant date of $34.57. To determine the number of service-based RSUs, the NEO’s equity target dollar amount was divided by $43.38, the closing price of our common stock on the grant date. The award determination date will be February 7, 2014, subject to continued employment through such date.

Figure 21. 2012/2013 Long-Term Equity Awards

Named Executive Officer(1)	Equity Target Award Opportunity ($)	Service-based Restricted Stock Units Award (#)
Martin B. Anstice	1,750,000	40,341
Timothy M. Archer	1,250,000	36,158
Richard A. Gottscho	800,000	18,441
Sarah A. O’Dowd	625,000	14,407
Ernest E. Maddock(2)	800,000	18,441

(1)	Mr. Bettinger did not participate because his employment with Lam commenced March 11, 2013.
(2)	Mr. Maddock’s employment ceased on April 19, 2013. Under the terms of his employment agreement, Mr. Maddock received a prorated amount of the awarded service-based RSUs for the period of his participation in April 2013.

Calendar year 2013 decisions for the 2013/2014 long-term equity program.   On February 8, 2013, the committee made a grant under the 2013/2014 long-term equity program to each NEO expected to continue as such (other than Mr. Bettinger, who was not then an employee of the Company), of options and RSUs with a combined value equal to 50% of the NEO’s total target award amount, as shown in Figure 22. The committee made a comparable grant for Mr. Bettinger effective as of March 11, 2013. The number of shares of Lam common stock into which the options are exercisable is three times the number of the RSUs granted. The options have a term of seven years and cliff vest on February 8, 2015, subject to continued employment. To determine the number of RSUs, 50% of the NEO’s long-term equity target dollar amount was divided by $42.61, the closing price of our common stock on February 8, 2013 for all NEOs other than Mr. Bettinger, and $42.41, the closing price of our common stock on March 11, 2013, for Mr. Bettinger. The number of shares underlying the options issued for the other 50% of the target dollar amount was determined, based on a Black Scholes value analysis, by using a ratio of three options for every RSU. The RSUs also cliff vest on February 8, 2015, subject to continued employment.

Figure 22. 2013/2014 Long-Term Equity Awards

Named Executive Officer(1)	Equity Target Award Opportunity ($)	Service-based Restricted Stock Units Award (#)	Stock Options Award (#)
Martin B. Anstice	2,500,000	29,335	88,005
Timothy M. Archer	1,750,000	17,601	52,803
Douglas R. Bettinger	1,000,000	11,789	35,367
Richard A. Gottscho	1,037,500	12,174	36,522
Sarah A. O’Dowd	629,000	7,380	22,140

(1)	Mr. Maddock did not participate because it was known at the time that his employment with Lam would cease on April 19, 2013 and there would be no opportunity for a grant to vest, in accordance with the terms of his employment contract.

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	39

Employment/Change in Control Arrangements

The Company has entered into employment agreements with Messrs. Anstice, Archer, Bettinger and Maddock and Dr. Gottscho, and change in control agreements with our other executive officers, including Ms. O’Dowd, during the fiscal year. The Company entered into new employment agreements to replace an expiring employment agreement with Mr. Maddock and an expiring change in control agreement with Dr. Gottscho and a new change in control agreement with Ms. O’Dowd to replace an expiring change in control agreement. The Company enters into these agreements to help attract and retain our NEOs and believes that these agreements help facilitate a smooth transaction and transition in connection with a change-in-control event. The employment agreements generally provide for designated payments in the event of an involuntary termination of employment, death or disability, as such terms are defined in the applicable agreements. The employment agreements, and also the change in control agreements, generally provide for designated payments in the case of a change in control when coupled with an involuntary termination (i.e., a double trigger is required before payment is made due to, a change in control), as such terms are defined in the applicable agreements.

For additional information about these arrangements and detail about post-termination payments under these arrangements, see the “Potential Payments Upon Termination or Change in Control” section below.

Other Benefits Not Available to All Employees

Elective Deferred Compensation Plan. The Company maintains an elective deferred compensation plan that allows eligible employees (including all of the NEOs) to voluntarily defer receipt of all or a portion of base salary and certain incentive compensation payments until a date or dates elected by the participating employee. This allows the employee to defer taxes on designated compensation amounts. In addition, the Company provides a limited Company contribution to the plan for all eligible employees.

Supplemental Health & Welfare. We provide certain health and welfare benefits not generally available to other employees, including the payment of premiums for supplemental long-term disability insurance and Company-provided coverage in the amount of $1 million for both life and accidental death and dismemberment insurance for all NEOs other than Mr. Maddock, whose coverage ended upon his termination. Until January 1, 2013, the Company also provided an executive medical, dental, and vision reimbursement program that reimbursed executive officers’ cost of medical, dental, and vision expenses in excess of the regular employee plans through the end of 2012.

We also provide post-retirement medical and dental insurance coverage for eligible former executive officers under our Executive Retirement Medical, Dental, and Vision Plan, subject to certain eligibility requirements. The program was closed to new executive officers as of January 1, 2013. We have an independent actuarial valuation of this post-retirement benefit conducted annually in accordance with generally accepted accounting principles. The most recent valuation was conducted in June 2013 and reflected the following retirement benefit obligation for the NEOs:

Figure 23. Post-Retirement Benefit Obligations as of June 2013

Named Executive Officer(1)	Fiscal Year 2013 ($)
Martin B. Anstice	232,000
Timothy M. Archer	43,000
Richard A. Gottscho	443,000
Sarah A. O’Dowd	328,000
Ernest E. Maddock	871,000

(1)	Mr. Bettinger was not eligible to be a participant.

Proposal No. 1: Election of Directors

IV. TAX AND ACCOUNTING CONSIDERATIONS

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code,” imposes limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid to our chief executive officer, and any of our three other most highly compensated executive officers (other than our chief financial officer) in a single tax year. Generally, compensation in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code.

When we design our executive compensation program, we take into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of section 162(m).

To facilitate the deductibility of compensation payments under section 162(m), in fiscal year 2004, we initially adopted the Executive Incentive Plan, or “EIP,” and obtained stockholder approval for the EIP at that time. We most recently amended this plan and obtained stockholder approval for the amendment in calendar year 2010. Both the Annual Incentive Program and the Long-term Incentive Program are administered under the EIP. The annual program awards and the long-term cash awards to our NEOs generally qualify for deductibility under section 162(m) to the extent practicable.

Consistent with the EIP and the regulations under section 162(m), compensation income realized upon the exercise of stock options granted under our long-term incentive program generally will be deductible because the awards are granted by a committee whose members are outside directors and the other conditions of the EIP are satisfied. However, compensation associated with RSUs granted under the long-term incentive program is deductible only to the extent that vesting is based on specific performance goals and the other conditions of the EIP are satisfied. Therefore, compensation income realized upon the vesting of service-based RSUs or upon the vesting of equity awards not meeting the conditions required by the EIP is not deductible to the Company to the extent that the threshold is exceeded.

The committee monitors the application of section 162(m) and the associated Treasury regulations and considers the advisability of qualifying our executive compensation for deductibility of such compensation. The committee’s policy is to qualify our executive compensation for deductibility under applicable tax laws to the extent practicable and where the committee believes it is in the best interests of the Company and its stockholders.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that “disqualified individuals” within the meaning of the Code (which generally includes certain officers, directors and employees of the Company) may be subject to additional taxes if they receive payments or benefits in connection with a change in control of the corporation that exceeds certain prescribed limits. The corporation or its successor may also forfeit a deduction on the amounts subject to this additional tax.

We did not provide any of our executive officers, including any NEO, any director, or any other service provider with a “gross-up” or other reimbursement payment for any tax liability that the individual might owe as a result of the application of sections 280G or 4999 during fiscal year 2012, and we have not agreed and are not otherwise obligated to provide any individual with such a “gross-up” or other reimbursement as a result of the application of sections 280G and 4999.

Internal Revenue Code Section 409A

Section 409A of the Code imposes significant additional taxes on an executive officer, director, or service provider that receives non-compliant “deferred compensation” that is within the scope of section 409A. Among other things, section 409A potentially applies to the cash awards under the long-term incentive program, the Elective Deferred Compensation Plan, certain equity awards, and severance arrangements.

To assist our employees in avoiding additional taxes under section 409A, we have structured the long-term incentive program, the Elective Deferred Compensation Plan, and our equity awards in a manner intended to qualify them for exclusion from or compliance with section 409A.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or “ASC 718,” for accounting for our stock options and other stock-based awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock option grants and other equity awards using a variety of assumptions. This calculation is performed for accounting purposes. ASC 718 also requires companies to recognize the compensation cost of stock option grants and other stock-based awards in their income statements over the period that an employee is required to render service in exchange for the option or other equity award.

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	41

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K.

This Compensation Committee Report shall not be deemed “filed” with the SEC for purposes of federal securities law, and it shall not, under any circumstances,

be incorporated by reference into any of the Company’s past or future SEC filings. The report shall not be deemed soliciting material.

MEMBERS OF THE COMPENSATION COMMITTEE

Youssef A. El-Mansy

Christine A. Heckart

Grant M. Inman

Abhijit Y. Talwalkar (Chair)

Compensation Committee Interlocks and Insider Participation

None of the committee members has ever been an officer or employee of Lam Research. No interlocking relationship exists or existed during fiscal year 2013 between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

Executive Compensation Tables

The following tables show compensation information for our named executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(3)	Total ($)
Martin B. Anstice President and Chief Executive Officer	2013	776,904	(7)	0		1,249,964		1,150,947	2,376,731	(12)	17,106	5,571,653
	2012	605,288		0		1,749,993		0	1,463,810	(13)	22,337	3,841,428
	2011	512,738		0		1,199,896		0	2,518,831	(14)	16,459	4,247,924
Timothy M. Archer Executive Vice President and Chief Operating Officer(4)	2013	574,313	(7)	0		1,999,961	(10)	690,568	1,738,388	(15)	124,204	5,127,434

Douglas R. Bettinger Executive Vice President and Chief Financial Officer(5)	2013	149,231		0		2,499,942	(11)	459,159	272,269	(16)	2,529	3,383,130

Richard A. Gottscho Executive Vice President, Global Products	2013	487,735	(7)	500	(8)	518,734		613,299	1,098,839	(17)	15,786	2,734,893
	2012	427,942		5,609	(9)	799,971		0	905,832	(18)	19,959	2,159,312
	2011	396,781		0		1,248,731		0	1,799,597	(19)	18,913	3,464,022
Sarah A. O’Dowd Senior Vice President, Chief Legal Officer	2013	432,782	(7)	0		314,462		371,788	808,050	(20)	12,427	1,939,509
	2012	377,596		0		624,976		0	774,526	(21)	15,355	1,792,453
	2011	363,753		0		624,887		0	1,611,267	(22)	16,783	2,616,690
Ernest E. Maddock Former Executive Vice President and Chief Financial Officer(6)	2013	446,553	(7)	0		0		0	799,356	(23)	694,553	1,940,462
	2012	474,261		0		799,971		0	1,012,865	(24)	18,413	2,305,510
	2011	457,194		0		799,931		0	2,096,358	(25)	18,069	3,371,552

(1)	The amounts shown in this column represent the value of RSU awards granted in accordance with ASC 718. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used to calculate the fair value of the RSUs in fiscal year 2013 are set forth in Note 11 in the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013.
(2)	The amounts shown in this column represent the value of the stock option awards granted in accordance with ASC 718. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. The assumption used to calculate the fair value of stock options in fiscal year 2013 are set forth in Note 11 in the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013.
(3)	Please refer to the “All Other Compensation Table,” which immediately follows this table, for additional information.
(4)	Mr. Archer was appointed Executive Vice President and Chief Operating Officer on June 4, 2012.
(5)	Mr. Bettinger was appointed Executive Vice President and Chief Financial Officer on March 11, 2013.
(6)	Mr. Maddock’s employment with Lam ceased on April 19, 2013.
(7)	Includes vacation payouts of $71,615 for Mr. Anstice; $7,485 for Mr. Archer; $36,005 for Dr. Gottscho; $34,167 for Ms. O’Dowd; and $44,530 for Mr. Maddock.
(8)	Represents a patent award.
(9)	Represents a patent award and a bonus equal to the additional income tax due to section 409A for certain stock option awards.
(10)	Represents grants of service-based RSUs: under the 2012/2013 LTIP-Equity, granted August 3, 2012 in accordance with the terms of his employment agreement (effective June 4, 2012) entered into in connection with the acquisition of Novellus; and under the 2013/2014 LTIP-Equity, granted February 8, 2013.
(11)	Represents grant of service-based RSUs under the 2013/2014 LTIP-Equity and a new hire grant of service-based RSUs with a dollar value equal to $2,000,000 in accordance with the terms of his employment agreement.
(12)

Represents $771,640 earned by Mr. Anstice under the 2012 Annual Incentive Program, or “AIP,” $183,446 accrued on Mr. Anstice’s behalf for the performance during fiscal year 2013 under the 2011/2012 cash portion of the Long-Term Incentive Program, or “LTIP-Cash,” $740,974 accrued on Mr. Anstice’s behalf for the performance during fiscal year 2013 under the 2012/2013 LTIP-Cash, and $680,671 accrued on Mr. Anstice’s behalf for the performance during fiscal year 2013

Proposal No. 1: Election of Directors

under the 2013/2014 LTIP-Cash. Mr. Anstice has received the amounts accrued under the 2011/2012 LTIP-Cash, and will be eligible to receive the amounts accrued under the 2012/2013 and 2013/2014 LTIP-Cash programs if he remains employed by Lam through the respective award determination dates in February 2014 and February 2015.
(13)	Represents $521,125 earned by Mr. Anstice under the 2011 AIP, $233,936 accrued on Mr. Anstice’s behalf for the performance during fiscal year 2012 under the 2010/2011 LTIP-Cash, $405,171 accrued on Mr. Anstice’s behalf for the performance during fiscal year 2012 under the 2011/2012 LTIP-Cash, and $303,578 accrued on Mr. Anstice’s behalf for the performance during fiscal year 2012 under the 2012/2013 LTIP-Cash. Mr. Anstice has received the amounts accrued under the 2010/2011 and 2011/2012 LTIP-Cash programs and will be eligible to receive the amount accrued under the 2012/2013 LTIP-Cash if he remains employed by Lam through the award determination date in February 2014.
(14)	Represents $629,285 earned by Mr. Anstice under the 2010 AIP, $433,868 accrued on Mr. Anstice’s behalf for the performance during fiscal year 2011 under the 2009/2010 LTIP-Cash, $1,033,893 accrued on Mr. Anstice’s behalf for the performance during fiscal year 2011 under the 2010/2011 LTIP-Cash, and $421,785 accrued on Mr. Anstice’s behalf for the performance during fiscal year 2011 under the 2011/2012 LTIP-Cash. Mr. Anstice has received the amounts accrued under the 2009/2010, 2010/2011 and 2011/2012 LTIP-Cash programs.
(15)	Represents $263,492 earned by Mr. Archer under the 2012 AIP, $360,804 earned by Mr. Archer in accordance with the terms of his employment agreement under the 2012 Novellus Executive Bonus Program for performance during the second half of fiscal year 2012, $705,689 accrued on Mr. Archer’s behalf for the performance during the first half of fiscal year 2013 under the 2012/2013 LTIP-Cash, and $408,403 accrued on Mr. Archer’s behalf for the performance during fiscal year 2013 under the 2013/2014 LTIP-Cash. Mr. Archer will be eligible to receive the amounts accrued under the 2012/2013 and 2013/2014 LTIP-Cash programs if he remains employed by Lam through the respective award determination dates in February 2014 and February 2015.
(16)	Represents $272,269 accrued on Mr. Bettinger’s behalf for the performance during fiscal year 2013 under the 2013/2014 LTIP-Cash. Mr. Bettinger will be eligible to receive the amount accrued under the 2013/2014 LTIP-Cash if he remains employed by Lam through the award determination date in February 2015.
(17)	Represents $355,332 earned by Dr. Gottscho under the 2012 AIP, $122,297 accrued on Dr. Gottscho’s behalf for the performance during fiscal year 2013 under the 2011/2012 LTIP-Cash, $338,731 accrued on Dr. Gottscho’s behalf for the performance during fiscal year 2013 under the 2012/2013 LTIP-Cash, and $282,479 accrued on Dr. Gottscho’s behalf for the performance during fiscal year 2013 under the 2013/2014 LTIP-Cash. Dr. Gottscho has received the amount accrued under the 2011/2012 LTIP-Cash, and will be eligible to receive the amounts accrued under the 2012/2013 and 2013/2014 LTIP-Cash programs if he remains employed by Lam through the respective award determination dates in February 2014 and February 2015.
(18)	Represents $339,032 earned by Dr. Gottscho under the 2011 AIP, $157,907 accrued on Dr. Gottscho’s behalf for the performance during fiscal year 2012 under the 2010/2011 LTIP-Cash, $270,114 accrued on Dr. Gottscho’s behalf for the performance during fiscal year 2012 under the 2011/2012 LTIP-Cash, and $138,779 accrued on Dr. Gottscho’s behalf for the performance during fiscal year 2012 under the 2012/2013 LTIP-Cash. Dr. Gottscho has received the amounts accrued under the 2010/2011 and 2011/2012 LTIP-Cash programs, and will be eligible to receive the amount accrued under the 2012/2013 LTIP-Cash if he remains employed by Lam through the award determination date in February 2014.
(19)	Represents $508,144 earned by Dr. Gottscho under the 2010 AIP, $312,385 accrued on Dr. Gottscho’s behalf for the performance during fiscal year 2011 under the 2009/2010 LTIP-Cash, $697,878 accrued on Dr. Gottscho’s behalf for the performance during fiscal year 2011 under the 2010/2011 LTIP-Cash, and $281,190 accrued on Dr. Gottscho’s behalf for the performance during fiscal year 2011 under the 2011/2012 LTIP-Cash. Dr. Gottscho has received the amounts accrued under the 2009/2010, 2010/2011 and 2011/2012 LTIP-Cash programs.
(20)	Represents $276,615 earned by Ms. O’Dowd under the 2012 AIP, $95,545 accrued on Ms. O’Dowd’s behalf for the performance during fiscal year 2013 under the 2011/2012 LTIP-Cash, $264,633 accrued on Ms. O’Dowd’s behalf for the performance during fiscal year 2013 under the 2012/2013 LTIP-Cash, and $171,257 accrued on Ms. O’Dowd’s behalf for the performance during fiscal year 2013 under the 2013/2014 LTIP-Cash. Ms. O’Dowd has received the amount accrued under the 2011/2012 LTIP-Cash, and will be eligible to receive the amounts accrued under the 2012/2013 and 2013/2014 LTIP-Cash programs if she remains employed by Lam through the respective award determination dates in February 2014 and February 2015.
(21)	Represents $308,868 earned by Ms. O’Dowd under the 2011 AIP, $146,210 accrued on Ms. O’Dowd’s behalf for the performance during fiscal year 2012 under the 2010/2011 LTIP-Cash, and $211,027 accrued on Ms. O’Dowd’s behalf for the performance during fiscal year 2012 under the 2011/2012 LTIP-Cash and $108,421 accrued on Ms. O’Dowd’s behalf for the performance during fiscal year 2012 under the 2012/2013 LTIP-Cash. Ms. O’Dowd has received the amounts accrued under the 2010/2011 and 2011/2012 LTIP-Cash programs, and will be eligible to receive the amount accrued under the 2012/2013 LTIP-Cash if she remains employed by Lam through the award determination date in February 2014.
(22)	Represents $435,498 earned by Ms. O’Dowd under the 2010 AIP, $309,906 accrued on Ms. O’Dowd’s behalf for the performance during fiscal year 2011 under the 2009/2010 LTIP-Cash, $646,183 accrued on Ms. O’Dowd’s behalf for the performance during fiscal year 2011 under the 2010/2011 LTIP-Cash, and $219,680 accrued on Ms. O’Dowd’s behalf for the performance during fiscal year 2011 under the 2011/2012 LTIP-Cash. Ms. O’Dowd has received the amounts accrued under the 2009/2010, 2010/2011 and 2011/2012 LTIP-Cash programs.
(23)	Represents $389,895 earned by Mr. Maddock under the 2012 AIP, $122,297 accrued on Mr. Maddock’s behalf for the performance during fiscal year 2013 under the 2011/2012 LTIP-Cash, $204,730 accrued on Mr. Maddock’s behalf for the performance during fiscal year 2013 under the 2012/2013 LTIP-Cash, and $82,433 accrued on Mr. Maddock’s behalf for the performance during fiscal year 2013 under the 2013/2014 LTIP-Cash. Mr. Maddock has received the amounts accrued under the 2011/2012, 2012/2013 and 2013/2014 LTIP-Cash programs.
(24)	Represents $416,823 earned by Mr. Maddock under the 2011 AIP, $187,149 accrued on Mr. Maddock’s behalf for the performance during fiscal year 2012 under the 2010/2011 LTIP-Cash, $270,114 accrued on Mr. Maddock’s behalf for the performance during fiscal year 2012 under the 2011/2012 LTIP-Cash, and $138,779 accrued on Mr. Maddock’s behalf for the performance during fiscal year 2012 under the 2012/2013 LTIP-Cash. Mr. Maddock has received the amounts accrued under the 2010/2011, 2011/2012 and 2012/2103 LTIP-Cash programs.
(25)	Represents $591,375 earned by Mr. Maddock under the 2010 AIP, $396,679 accrued on Mr. Maddock’s behalf for the performance during fiscal year 2011 under the 2009/2010 LTIP-Cash, $827,114 accrued on Mr. Maddock’s behalf for performance during fiscal year 2011 under the 2010/2011 LTIP-Cash, and $281,190 accrued on Mr. Maddock’s behalf for the performance during fiscal year 2011 under the 2011/2012 LTIP-Cash. Mr. Maddock has received the amounts accrued under the 2009/2010, 2010/2011 and 2011/2012 LTIP-Cash programs.

All Other Compensation Table

Name	Fiscal Year	Company Matching Contribution to the Company’s Section 401(k) Plan ($)	Company Paid Long-Term Disability Insurance Premiums(1) ($)	Company Paid Life Insurance Premiums(2) ($)	Company Paid Healthcare Insurance Premiums(3) ($)	Company Contribution to the Elective Deferred Compensation Plan ($)	Gross Up(4) ($)	Payments in Regard to Termination of Employment(5) ($)	Total ($)
Martin B. Anstice	2013	8,494	0	1,152	4,960	2,500	0	0	17,106
Timothy M. Archer	2013	14,660	0	1,152	4,960	698	102,734	0	124,204
Douglas R. Bettinger	2013	2,145	0	384	0	0	0	0	2,529
Richard A. Gottscho	2013	8,262	1,174	1,152	4,652	0	546	0	15,786
Sarah A. O’Dowd	2013	4,203	0	1,152	4,571	2,500	0	0	12,427
Ernest E. Maddock	2013	5,156	774	960	4,571	2,500	0	680,591	694,553

(1)	Represents the portion of supplemental long-term disability insurance premiums paid by Lam.
(2)	Represents the portion of life insurance premiums paid by Lam.
(3)	Represents the portion of executive dental and executive medical reimbursement insurance premiums paid by Lam.
(4)	Represents the portion of gross up tax amount for applicable federal, state, and local laws applied to Mr. Archer’s relocation expenses and Dr. Gottscho’s patent award bonus.
(5)	Represents the severance Mr. Maddock was paid under the terms of his employment agreement, calculated as the sum of 12 months of base compensation plus an amount equal to 50% of the average of the short-term variable compensation plan payments earned over the last five years of employment.

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	43

Grants of Plan-Based Awards for Fiscal Year 2013

				Estimated Future Payouts Under Non- Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or		All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Award Type	Grant Date	Approval Date	Target ($)(1)	Maximum ($)(1)	Units (#)		Options (#)(2)	Awards ($/sh)	Awards ($)(3)
Martin B. Anstice	Annual Incentive Program	N/A	2/8/2013	1,162,500	2,615,625	0		0	0	0
	LTIP-Cash	N/A	2/8/2013	2,500,000	6,250,000	0		0	0	0
	LTIP-Equity	2/8/2013	2/8/2013	0	0	29,335	(4)	0	0	1,249,964
		2/8/2013	2/8/2013	0	0	0		88,005	42.61	1,150,947
Timothy M. Archer	Annual Incentive Program	N/A	2/7/2013	632,500	1,423,125	0		0	0	0
	LTIP-Cash	N/A	2/7/2013	1,500,000	3,750,000	0		0	0	0
		N/A	12/12/2011	1,250,000	3,125,000	0		0	0	0
	LTIP-Equity	2/8/2013	2/7/2013	0	0	17,601	(4)	0	0	749,979
		2/8/2013	2/7/2013	0	0	0		52,803	42.61	690,568
		8/3/2012	12/12/2011	0	0	36,158	(5)	0	0	1,249,982
Douglas R. Bettinger	Annual Incentive Program	N/A	1/14/2013	412,250	927,563	0		0	0	0
	LTIP-Cash	N/A	1/14/2013	1,000,000	2,500,000	0		0	0	0
	LTIP-Equity	3/11/2013	1/14/2013	0	0	11,789	(4)	0	0	499,971
		3/11/2013	1/14/2013	0	0	0		35,367	42.41	459,159
	New Hire	3/11/2013	1/14/2013	0	0	47,158	(6)	0	0	1,999,971
Richard A. Gottscho	Annual Incentive Program	N/A	2/7/2013	391,000	879,750	0		0	0	0
	LTIP-Cash	N/A	2/7/2013	1,037,500	2,593,750	0		0	0	0
	LTIP-Equity	2/8/2013	2/7/2013	0	0	12,174	(4)	0	0	518,734
		2/8/2013	2/7/2013	0	0	0		36,522	42.61	613,299
Sarah A. O’Dowd	Annual Incentive Program	NA	2/7/2013	324,800	730,800	0		0	0	0
	LTIP-Cash	NA	2/7/2013	629,000	1,572,500	0		0	0	0
	LTIP-Equity	2/8/2013	2/7/2013	0	0	7,380	(4)	0	0	314,462
		2/8/2013	2/7/2013	0	0	0		22,140	42.61	371,788
Ernest E. Maddock	Annual Incentive Program	N/A	2/7/2013	425,000	956,250	0		0	0	0
	LTIP-Cash	N/A	5/14/2013	800,000	2,000,000	0		0	0	0

(1)	The AIP target and maximum estimated future payouts reflected in this table were calculated using the base salary approved in February 2013, effective as of April 2013. Actual target and maximum future payouts under the AIP are calculated based on actual eligible base earnings.
(2)	Represents stock options with a seven-year term, which vest on February 8, 2015, subject to continued employment.
(3)	The amounts shown in this column represent the value of RSU and stock option awards granted during fiscal year 2013 in accordance with ASC 718. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. The assumptions used to calculate the fair value of the RSUs in fiscal year 2013 are set forth in Note 11 in the Notes to Consolidated Financial Statements of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013.
(4)	Represents RSUs with service-based vesting. The RSUs cliff vest on February 8, 2015, subject to continued employment.
(5)	Represents RSUs with service-based vesting. The RSUs cliff vest on February 7, 2014, subject to continued employment.
(6)	Represents a new hire RSU award with service-based vesting. The RSUs vest 25% on June 30, 2013, September 30, 2013, December 30, 2013 and March 11, 2014, subject to continued employment. In the event that Mr. Bettinger’s employment terminates due to a voluntary resignation prior to March 11, 2015, he shall repay in cash or in shares the ratable portion of unearned RSUs relative to his two-year implicit service period.

Proposal No. 1: Election of Directors

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Martin B. Anstice	0		0		0	N/A	29,335	(2)	1,300,714
	0		88,005	(3)	42.61	2/8/2020	0		0
	0		0		0	N/A	40,341	(4)	1,788,720
	29,120	(5)	0		20.21	2/26/2014	0		0
Timothy M. Archer	0		0		0	N/A	17,601	(2)	780,428
	0		52,803	(3)	42.61	2/8/2020	0		0
	0		0		0	N/A	36,158	(6)	1,603,246
	0		0		0	N/A	37,339	(7)	1,655,611
	20,250	(8)	20,250	(8)	29.34	12/16/2020	0		0
	56,250	(9)	28,125	(9)	21.28	12/17/2019	0		0
	56,250	(10)	0		23.25	12/13/2017	0		0
	73,125	(11)	0		29.68	12/14/2016	0		0
	45,000	(12)	0		22.01	12/15/2015	0		0
	33,750	(13)	0		24.43	12/16/2014	0		0
Douglas R. Bettinger	0		0		0	N/A	11,789	(14)	522,724
	0		0		0	N/A	35,369	(15)	1,568,261
	0		35,367	(16)	42.41	3/11/2020	0		0
Richard A. Gottscho	0		0		0	N/A	12,174	(2)	539,795
	0		36,522	(3)	42.61	2/8/2020	0		0
	0		0		0	N/A	18,441	(4)	817,674
Sarah A. O’Dowd	0		0		0	N/A	7,380	(2)	327,229
	0		22,140	(3)	42.61	2/8/2020	0		0
	0		0		0	N/A	14,407	(4)	638,806
	38,658	(5)	0		20.21	2/26/2014	0		0
Ernest E. Maddock	0		0		0	N/A	0		0

(1)	Calculated by multiplying the number of unvested shares by $44.34, the closing price per share of our common stock on June 28, 2013.
(2)	RSUs were granted on February 8, 2013. On February 8, 2015, 100% of the RSUs will vest provided that the person remains an employee on such date.
(3)	Options were granted on February 8, 2013. On February 8, 2015, 100% of the options will vest provided that the person remains an employee on such date.
(4)	RSUs were granted on February 7, 2012. On February 7, 2014, 100% of the RSUs will vest provided that the person remains an employee on such date.
(5)	Options were granted on February 26, 2009. On February 26, 2011, 100% of the options vested.
(6)	RSUs were granted on August 3, 2012. On February 7, 2014, 100% of the RSUs will vest provided that Mr. Archer remains an employee on such date.
(7)	RSUs were granted on December 14, 2011. As of the end of fiscal year 2013, 50% of the RSUs granted on December 14, 2011 had vested. On December 14, 2013, the remaining unvested RSUs will vest provided that Mr. Archer remains an employee on such date.
(8)	Options were granted on December 16, 2010. As of the 2013 fiscal year-end, 50% of the options granted on December 16, 2010 had vested. On December 16, 2013 and December 16, 2014, 25% of the remaining unvested options will vest provided that Mr. Archer remains an employee on such date.
(9)	Options were granted on December 17, 2009. As of the 2013 fiscal year-end, two thirds of the options granted on December 17, 2009 had vested. On December 17, 2013, the remaining unvested options will vest provided that Mr. Archer remains an employee on such date.
(10)	Options were granted on December 13, 2007 and vested at a rate of 25% per year on each anniversary of the grant date.
(11)	Options were granted on December 14, 2006 and vested at a rate of 25% per year on each anniversary of the grant date.
(12)	Options were granted on December 15, 2005 and vested at a rate of 25% per year on each anniversary of the grant date.
(13)	Options were granted on December 16, 2004 and vested at a rate of 25% per year on each anniversary of the grant date.
(14)	RSUs were granted on March 11, 2013. On February 8, 2015, 100% of the RSUs will vest provided that Mr. Bettinger remains an employee on such date.
(15)	RSUs were granted on March 11, 2013. As of the end of fiscal year 2013, 25% of the RSUs granted on March 11, 2013 had vested. On each of September 30, 2013, December 30, 2013 and March 11, 2014, 25% of the remaining unvested RSUs will vest provided that Mr. Bettinger remains an employee on such date.
(16)	Options were granted on March 11, 2013. On February 8, 2015, 100% of the options will vest provided that Mr. Bettinger remains an employee on such date.

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	45

Option Exercises and Stock Vested for Fiscal Year 2013(1)

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Martin B. Anstice	0	0	19,809	843,665
Timothy M. Archer	82,688	1,990,753	37,338	1,357,983
Douglas R. Bettinger	0	0	11,789	522,724
Richard A. Gottscho	0	0	13,206	562,444
Sarah A. O’Dowd	0	0	10,316	439,358
Ernest E. Maddock	24,480	532,941	23,963	1,010,257

(1)	The table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the NEOs during fiscal year 2013, which ended on June 30, 2013.

Non-Qualified Deferred Compensation for Fiscal Year 2013

Name	Executive Contributions in FY13 ($)(1)	Registrant Contributions in FY13 ($)(2)	Aggregate Earnings in FY13 ($)(3)	Aggregate Balance at FYE13 ($)(4)
Martin B. Anstice	171,525	2,500	434,814	3,641,189
Timothy M. Archer	451,519	699	31,939	484,156
Douglas R. Bettinger	0	0	0	0
Richard A. Gottscho	0	2,500	95,284	1,696,660
Sarah A. O’Dowd	435,325	2,500	176,103	2,021,192
Ernest E. Maddock	380,799	2,500	1,366,839	12,404,573

(1)	The entire amount of each executive’s contributions in fiscal year 2013 is reported in each respective NEO’s compensation in our fiscal year 2013 “Summary Compensation Table.”
(2)	Represents the amount that Lam credited to the Elective Deferred Compensation Plan, or the “EDCP,” which is 3% of Executive Contribution during calendar year 2012, to a maximum benefit of $2,500. These amounts are included in the “Summary Compensation Table” and “All Other Compensation Table.”
(3)	The NEOs did not receive above-market or preferential earnings in fiscal year 2013.
(4)	The fiscal year-end balance includes $3,032,350 for Mr. Anstice, $0 for Messrs. Archer and Bettinger, $1,601,376 for Dr. Gottscho, $1,407,264 for Ms. O’Dowd and $10,654,434 for Mr. Maddock that were previously reported in our “Summary Compensation Table” in prior years’ proxy statements.

Potential Payments Upon Termination or Change in Control

The following is a summary of the employment agreements of our named executive officers.

Executive Employment Agreements

Martin B. Anstice.   The Company and Mr. Anstice entered into an employment agreement, effective January 1, 2012, for a term of three years, subject to the right of the Company or Mr. Anstice, under certain circumstances, to terminate the agreement prior to such time.

Under the terms of the agreement, Mr. Anstice receives a base salary, which is reviewed annually and potentially adjusted. It was initially set at $660,000. Mr. Anstice is also entitled to participate in any short-term or long-term variable compensation programs offered by the Company to its executive officers generally, subject to the applicable terms and conditions of those programs and the approval of the independent members of the board, and to participate in the Company’s Elective Deferred Compensation Plan. Mr. Anstice receives other benefits, such as health insurance, vacation, and benefits under other plans and programs generally applicable to executive officers of the Company.

If an Involuntary Termination (as defined in Mr. Anstice’s agreement) of Mr. Anstice’s employment occurs, other than in connection with a change in control (as defined in Mr. Anstice’s agreement), Mr. Anstice will be entitled to: (1) a lump-sum cash payment equal to 18 months of his then-current base salary, plus an amount equal to the average of the last five annual payments made to Mr. Anstice under the short term variable compensation or any predecessor or successor programs (the “Short Term Program,” and such average, the “Five Year Average Amount”), plus an amount equal to the pro-rata amount he would have earned under the Short Term Program for the calendar year in which his employment is terminated had his employment continued until the end of such calendar year, such pro-rata portion to be calculated based on the performance results achieved under the Short Term program and the number of full months elapsed prior to the termination date; (2) payment of any amounts accrued as of the date of termination under any

Proposal No. 1: Election of Directors

long-term, cash-based variable-compensation programs of the Company (the “Long Term Cash Programs”); (3) certain medical benefits; and (4) vesting, as of the date of termination, of a pro rata portion (based on time of service) of the unvested stock option or RSU awards granted to Mr. Anstice at least 12 months prior to the termination date.

If a Change in Control of the Company (as defined in Mr. Anstice’s agreement) occurs during the period of Mr. Anstice’s employment, and if there is an Involuntary Termination of Mr. Anstice’s employment either in contemplation of or within the 12 months following the Change in Control, Mr. Anstice will be entitled to: a lump-sum cash payment equal to 18 months of Mr. Anstice’s then-current base salary, plus an amount equal to the Five Year Average Amount, plus an additional amount equal to the amount he would have earned under the Short Term Program for the calendar year in which his employment is terminated multiplied by the number of full months worked in that calendar year divided by twelve; certain medical benefits; vesting, as of the date of termination, of the unvested stock option or RSU awards granted to Mr. Anstice prior to the Change in Control; and payment of any amounts accrued as of the Change in Control under the Long Term Cash Programs, plus an amount equal to the remaining target amount under the Long Term Cash Programs.

If Mr. Anstice’s employment is terminated due to disability or in the event of his death, Mr. Anstice (or his estate) will be entitled to: (1) the pro rata amount he would have earned under the Short Term Program for the calendar year in which his employment is terminated had his employment continued until the end of such calendar year, such pro rata portion to be calculated based on the performance results achieved under the Short Term Program and the number of full months elapsed prior to the termination date; (2) payment of any amounts accrued as of the date of termination under the Long Term Cash Programs; (3) certain medical benefits; and (4) vesting, as of the date of termination, of at least 50% of the unvested stock option or RSU awards granted to Mr. Anstice prior to the date of termination (or a pro rata amount, based on period of service, if greater than 50%).

If Mr. Anstice voluntarily resigns, he will be entitled to no additional benefits (except as he may be eligible for under the Executive Retiree Medical Plan), stock options and RSUs will cease to vest on the termination date, and stock options will be cancelled unless they are exercised within ninety days after the termination date. RSUs will be cancelled on the termination date.

Mr. Anstice’s agreement also subjects Mr. Anstice to customary confidentiality and non-competition obligations during the term of the agreement, and non-solicitation obligations for a period of six months following the termination of his employment. The agreement also requires Mr. Anstice to execute a release in favor of the Company to receive the payments described above.

Timothy M. Archer.   The Company and Mr. Archer entered into an employment agreement, effective June 4, 2012, for a term of three years, subject to the right of the Company or Mr. Archer, under certain circumstances, to terminate the agreement prior to such time. The terms of Mr. Archer’s agreement are substantively similar to those of Mr. Anstice’s agreement, with the following material differences: (i) Mr. Archer’s initial base salary was set at $550,000, (ii) he was entitled to continue to participate in the Novellus annual incentive plan for the first half of calendar year 2012, (iii) he was entitled to participate in the Company’s annual incentive program for the second half of calendar year 2012, and (iv) his agreement includes a retention bonus of $1,000,000 payable in cash, which vests on December 31, 2013, subject to continued employment and relocation to the San Francisco Bay Area.

The severance terms of Mr. Archer’s agreement are generally similar to those of Mr. Anstice’s agreement, provided that (1) Mr. Archer will receive 12-months base salary instead of 18 months in the event of his Involuntary Termination; and (2) instead of a payment of the Five Year Average Amount, he will receive a payment of 50% of the Five Year Average Amount. The Change in Control terms of Mr. Archer’s agreement are generally similar to those of Mr. Anstice’s agreement, provided that Mr. Archer will receive 12-months base salary instead of 18 months in the event of his Involuntary Termination.

Douglas R. Bettinger.   The Company and Mr. Bettinger entered into an employment agreement with a term commencing on March 11, 2013 and ending on July 17, 2015, subject to the right of the Company or Mr. Bettinger, under certain circumstances, to terminate the agreement prior to July 17, 2015. The terms of Mr. Bettinger’s agreement are substantively similar to those of Mr. Archer’s agreement, with the following material differences: Mr. Bettinger’s initial base salary was set at $485,000 and his agreement includes a special bonus grant of RSUs with a dollar value (as of such date) equal to $2,000,000 that vest in equal tranches subject to continued employment on a quarterly basis over the year following the effective date of the agreement.

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	47

In the event that Mr. Bettinger’s employment terminates due to a “voluntary resignation” (as defined in his agreement) prior to March 11, 2015, he will be required to repay to the Company (in cash or in vested RSU shares) a pro rata portion of the shares granted as part of the special bonus. In the event that Mr. Bettinger’s employment terminates within the first year of the employment period for any reason other than a voluntary resignation or a termination for “cause” (as defined in Mr. Bettinger’s agreement), the unvested portion of all RSUs shall accelerate their vesting as of the termination date.

The severance terms of Mr. Bettinger’s agreement are generally similar to those of Mr. Archer’s agreement, provided that in computing the Five Year Average Amount any partial year short-term plan payments in any year shall be annualized, and if employed for less than five years, then computed based on such fewer number of years. The Change in Control terms of Mr. Bettinger’s agreement are generally similar to those of Mr. Archer’s agreement.

Richard A. Gottscho.   The Company and Dr. Gottscho entered into an employment agreement, effective July 18, 2012, for a term of three years, subject to the right of the Company or Dr. Gottscho, under certain circumstances, to terminate the agreement prior to such time. The terms of Dr. Gottscho’s agreement are substantively similar to those of Mr. Archer’s employment agreement with the following material difference: under Dr. Gottscho’s agreement, his initial base salary was set at $438,000. The severance and Change in Control terms of Dr. Gottscho’s agreement are also generally similar to those of Mr. Archer’s agreement.

Ernest E. Maddock.   The Company and Mr. Maddock entered into an employment agreement effective July 18, 2012 for a term of three years, subject to the right of the Company or Mr. Maddock, under certain circumstances, to terminate the agreement prior to such time. This employment agreement replaced the previous employment agreement between the Company and Mr. Maddock effective July 1, 2009, which expired by its terms on June 30, 2012. Mr. Maddock’s new employment agreement had the same terms as the prior agreement. The terms of Mr. Maddock’s most recent agreement were substantively similar to those of Mr. Archer’s employment agreement with the following material difference: under Mr. Maddock’s agreement, his initial base salary was set at $485,000. The severance and Change in Controls terms of Mr. Maddock’s agreement are also generally similar to those of Mr. Archer’s agreement.

Other Executive Agreements

The Company entered into a change in control agreement with Ms. O’Dowd, effective July 18, 2012, for a term of three years, subject to the right of the Company or Ms. O’Dowd, under certain circumstances, to terminate the agreement prior to such time. The agreement provides that if a change in control (as defined as in Ms. O’Dowd’s agreement) of the Company occurs during the period of her employment under the change in control agreement, and there is an Involuntary Termination (as defined as in her agreement) of her employment, Ms. O’Dowd will be entitled to payments and benefits substantively similar to those contained in the change in control provisions of Mr. Archer’s agreement.

The change in control agreements contain confidentiality, non-competition, and non-solicitation terms that are substantively similar to those of Mr. Anstice’s, Mr. Archer’s, Mr. Bettinger’s and Dr. Gottscho’s agreements, and require Ms. O’Dowd to execute a release in favor of the Company to receive the payments described in the previous paragraph.

Equity Plans

In addition to the above, certain of our stock plans provide for accelerated benefits after certain events. While the applicable triggers under each plan vary, these events generally include: (i) a merger or consolidation in which the Company is not the surviving entity, (ii) a sale of substantially all of the Company’s assets, including a liquidation or dissolution of the Company, or (iii) a change in the ownership of more than 50% of our outstanding securities by tender offer or similar transaction. After a designated event, the vesting of some or all of awards granted under these plans may be immediately accelerated in full, or certain awards may be assumed, substituted, replaced or settled in cash by a surviving corporation or its parent. The specific treatment of awards in a particular transaction will be determined by the board and/or the terms of the applicable transaction documents.

Proposal No. 1: Election of Directors

Potential Payments to Named Executive Officers Upon Termination or Change in Control

The tables below summarize the potential payments to our NEOs, assuming a change in control of the Company as of the end of fiscal year 2013. These amounts are calculated assuming that the employment termination or change in control occurs on the last day of fiscal year 2013, June 30, 2013, except for Mr. Maddock, whose employment terminated on April 19, 2013. The closing price per share of our common stock on June 28, 2013, which was the last trading day of fiscal year 2013, was

$44.34. The short-term incentive plan pro-rata amounts are calculated by multiplying the applicable pro-rata percentage by the target. Actual performance will not be known until the end of calendar year 2013. Mr. Maddock’s amounts are based on his actual termination date and only include the payments applicable to that triggering event. The closing price per share of our common stock on April 19, 2013 was $41.63.

Potential Payments to Mr. Anstice Upon Termination or Change in Control as of June 30, 2013

		Involuntary Termination

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Disability or Death ($)	For Cause ($)	Not for Cause ($)	Change in Control ($)
Compensation
Severance	—	—	—	1,162,500	1,162,500
Short-term Incentive (5-year average)	—	—	—	468,873	468,873
Short-term Incentive (pro rata 2013)	—	581,250	—	581,250	581,250
Long-term Incentives:
2012-2013 LTIP-Cash	—	740,974	—	740,974	1,178,474
2013-2014 LTIP-Cash	—	680,671	—	680,671	2,555,671
Stock Options (Unvested and Accelerated)	—	76,125	—	—	152,249
Restricted Stock Units (Unvested and Accelerated)	—	1,842,859	—	1,192,480	3,532,834
Benefits and Perquisites
Health Benefit Continuation/COBRA Benefit	—	23,459	—	23,459	23,459
Total	—	3,945,338	—	4,850,207	9,655,310

Potential Payments to Mr. Archer Upon Termination or Change in Control as of June 30, 2013

		Involuntary Termination

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Disability or Death ($)	For Cause ($)	Not for Cause ($)	Change in Control ($)
Compensation
Severance	—	—	—	575,000	575,000
Short-term Incentive (5-year average)	—	—	—	210,633	421,266
Short-term Incentive (pro rata 2013)	—	316,250	—	316,250	316,250
Long-term Incentives:
2012-2013 LTIP-Cash	—	705,689	—	705,689	1,018,189
2013-2014 LTIP-Cash	—	408,403	—	408,403	1,533,403
Stock Options (Unvested and Accelerated)	—	45,675	—	—	91,349
Restricted Stock Units (Unvested and Accelerated)	—	1,191,859	—	—	2,383,674
Benefits and Perquisites
Health Benefit Continuation/COBRA Benefit	—	23,459	—	23,459	23,459
Total	—	2,691,335	—	2,239,434	6,362,590

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	49

Potential Payments to Mr. Bettinger Upon Termination or Change in Control as of June 30, 2013

		Involuntary Termination

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Disability or Death ($)	For Cause ($)	Not for Cause ($)	Change in Control ($)
Compensation
Severance	—	—	—	485,000	485,000
Short-term Incentive (5-year average)	—	—	—	—	—
Short-term Incentive (pro rata 2013)	—	206,125	—	206,125	206,125
Long-term Incentives:
2012-2013 LTIP-Cash	—	—	—	—	—
2013-2014 LTIP-Cash	—	272,269	—	272,269	1,022,269
Stock Options (Unvested and Accelerated)	—	34,130	—	—	68,258
Restricted Stock Units (Unvested and Accelerated)	—	784,153	—	—	2,090,986
Benefits and Perquisites
Health Benefit Continuation/COBRA Benefit	—	23,459	—	23,459	23,459
Total	—	1,320,136	—	986,853	3,896,097

Potential Payments to Dr. Gottscho Upon Termination or Change in Control as of June 30, 2013

		Involuntary Termination

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Disability or Death ($)	For Cause ($)	Not for Cause ($)	Change in Control ($)
Compensation
Severance	—	—	—	460,000	460,000
Short-term Incentive (5-year average)	—	—	—	153,937	307,874
Short-term Incentive (pro rata 2013)	—	195,500	—	195,500	195,500
Long-term Incentives:
2012-2013 LTIP-Cash	—	338,731	—	338,731	538,731
2013-2014 LTIP-Cash	—	282,479	—	282,479	778,125
Stock Options (Unvested and Accelerated)	—	31,592	—	—	63,183
Restricted Stock Units (Unvested and Accelerated)	—	815,014	—	545,116	1,357,469
Benefits and Perquisites
Health Benefit Continuation/COBRA Benefit	443,000	443,000	—	443,000	443,000
Total	443,000	2,106,316	—	2,418,763	4,143,882

Potential Payments to Ms. O’Dowd Upon Termination or Change in Control as of June 30, 2013

		Involuntary Termination

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Disability or Death ($)	For Cause ($)	Not for Cause ($)	Change in Control ($)
Compensation
Severance	—	—	—	—	406,000
Short-term Incentive (5-year average)	—	—	—	—	296,543
Short-term Incentive (pro rata 2013)	—	—	—	—	195,500
Long-term Incentives:
2012-2013 LTIP-Cash	—	—	—	—	420,883
2013-2014 LTIP-Cash	—	—	—	—	643,007
Stock Options (Unvested and Accelerated)	—	—	—	—	38,302
Restricted Stock Units (Unvested and Accelerated)	—	—	—	—	996,036
Benefits and Perquisites
Health Benefit Continuation/COBRA Benefit	—	—	—	—	13,750
Total	—	—	—	—	3,010,021

Proposal No. 1: Election of Directors

Potential Payments to Mr. Maddock Upon Termination or Change in Control as of April 19, 2013

		Involuntary Termination

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Disability or Death ($)	For Cause ($)	Not for Cause ($)	Change in Control ($)
Compensation
Severance	—	—	—	500,000	—
Short-term Incentive (5-year average)	—	—	—	180,591	—
Short-term Incentive (pro rata 2013)	—	—	—	106,250	—
Long-term Incentives:
2012-2013 LTIP-Cash	—	—	—	343,491	—
2013-2014 LTIP-Cash	—	—	—	82,433	—
Stock Options (Unvested and Accelerated)	—	—	—	—	—
Restricted Stock Units (Unvested and Accelerated)	—	—	—	447,914	—
Benefits and Perquisites
Health Benefit Continuation/COBRA Benefit	—	—	—	871,000	—
Total	—	—	—	2,531,679	—

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of June 30, 2013, regarding securities authorized for issuance under the Company’s equity compensation plans. The equity compensation plans of the Company include the 1999

Employee Stock Purchase Plan, the 2007 Stock Incentive Plan, and the 2011 Stock Incentive Plan, each as amended and as may be amended.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights(1) ($)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,346,146	(2)	33.67	13,765,427	(3)
Equity compensation plans not approved by security holders	3,066,573	(4)	25.31	9,111,492	(5)
Total	7,412,719		26.87	22,876,919

(1)	Does not include RSUs.
(2)	Includes 4,346,146 shares available for future issuance under Lam’s 2007 Stock Incentive Plan, as amended, or the “2007 Plan.” The 2007 Plan was adopted by the board in August 2006, approved by Lam’s stockholders in November 2006, and amended by the board in November 2006 and May 2013. The term of the 2007 Plan is 10 years from the last date of any approval, amendment, or restatement of the Plan by Lam’s stockholders. The 2007 Plan reserves for issuance up to 15,000,000 shares of Lam common stock.
(3)	Includes 4,191,220 shares available for future issuance under the 2007 Plan and 9,574,207 shares available for future issuance under the 1999 Employee Stock Purchase Plan, as amended, or the “1999 ESPP.” The 1999 ESPP was adopted by the board in September 1998, approved by Lam’s stockholders in November 1998, amended by stockholder approval in November 2003, and most recently amended by the board in November 2012. The term of the 1999 ESPP is 20 years from its effective date of September 30, 1998, unless otherwise terminated or extended in accordance with its terms.
(4)	Includes 3,066,573 shares available for future issuance under Lam’s 2011 Stock Incentive Plan, as amended, or the “2011 Plan.” As part of the acquisition of Novellus, Lam assumed the Novellus Systems, Inc. 2011 Stock Incentive Plan. The 2011 Plan was approved by Novellus shareholders before the merger but has not been approved by a separate vote of Lam stockholders. The 2011 Plan was amended by the board in July 2012. The term of the 2011 Plan is 10 years from its effective date of May 10, 2011, unless otherwise terminated or extended in accordance with its terms.
(5)	Includes 9,111,492 shares available for future issuance under the 2011 Plan.

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	51

Proposal No. 2 Advisory Vote on the Compensation of Our Named Executive Officers (“Say on Pay”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the “Dodd-Frank Act,” enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules. Although the vote is advisory and is not binding on us or on our board of directors, our compensation committee and, as appropriate, our board, will take into account the outcome of the vote when considering future executive compensation decisions and will evaluate whether any actions are necessary to address stockholder concerns.

We believe that our compensation philosophy has allowed us to attract, retain, and motivate qualified executive officers who have contributed to our success. For more information regarding the compensation of our named executive officers, our compensation philosophy, our 2012 Say on Pay results and Company response, we encourage you to read the section of this proxy statement entitled “Executive Compensation and Other Information — Compensation Discussion and Analysis,” the compensation tables, and the narrative following the compensation tables for a more detailed discussion of our compensation policies and practices.

We are asking for stockholder approval, on an advisory or non-binding basis, of the compensation of our named executive officers, as disclosed in accordance with SEC rules (including section 14A of the Exchange Act) in the Compensation Discussion and Analysis section, the compensation tables and any related narrative disclosure included in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

Stockholder approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present and cast on the matter, in person or by proxy, at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY OR NON-BINDING BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Proposal No. 3 Ratification of the Appointment of Independent Registered Public Accounting Firm For Fiscal Year 2014

Stockholders are being asked to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2014. Ernst & Young LLP has been the Company’s independent registered public accounting firm (independent auditor) since fiscal year 1981.

Approval of Proposal No. 3 will require the affirmative vote of a majority of the outstanding shares of common stock present or represented and voting on the proposal at the annual meeting. Each proxy received by the Proxy Holders will be voted “FOR” the ratification of the appointment of Ernst & Young LLP, unless the stockholder provides other instructions.

Our audit committee meets periodically with Ernst & Young LLP to review both audit and non-audit services performed by Ernst & Young LLP, as well as the fees charged for those services. Among other things, the committee examines the effect that the performance of non-audit services, if any, may have upon the independence of the independent registered public accounting firm. All professional services provided by Ernst & Young LLP, including non-audit services, if any, are subject to approval by the audit committee in accordance with applicable securities laws, rules, and regulations. For more information, see the “Audit Committee Report” and the “Relationship with Independent Registered Public Accounting Firm” sections below in this proxy statement.

A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from the stockholders.

Stockholder approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present and cast on the matter, in person or by proxy, at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.

Proposal No. 3 Ratification of the Appointment of Independent Registered Public Accounting Firm For Fiscal Year 2014

Audit Committee Report

The Company’s management, audit committee and independent registered public accounting firm (Ernst & Young LLP) have specific but different responsibilities relating to Lam’s financial reporting. Lam’s management is responsible for the financial statements and for the system of internal control and the financial reporting process. Ernst & Young LLP has the responsibility to express an opinion on the financial statements and the system of internal control over financial reporting, based on the audit they conducted in accordance with the standards of the Public Company Accounting Oversight Board (U.S.). The audit committee is responsible for monitoring and overseeing these processes.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, the audit committee took the following actions:

•	Reviewed and discussed the audited financial statements with Company management.
•	Discussed with Ernst & Young LLP the matters required to be discussed by Rule AU380 of the Public Company Accounting Oversight Board, or the “PCAOB,” “Communication with Audit Committees.”
•	Reviewed the written disclosures and the letter from Ernst & Young LLP, required by Rule 3526 of the PCAOB, “Communication with Audit Committees Concerning Independence,” and discussed with Ernst & Young LLP its independence.
•	Based on the foregoing reviews and discussions, recommended to the board of directors that the audited financial statements be included in the Company’s 2013 Annual Report on Form 10-K for the fiscal year ended June 30, 2013 for filing with the SEC.

This Audit Committee Report shall not be deemed “filed” with the SEC for purposes of federal securities law, and it shall not, under any circumstances, be incorporated by reference into any of the Company’s past or future SEC filings. The report shall not be deemed soliciting material.

MEMBERS OF THE AUDIT COMMITTEE

Eric K. Brandt

Michael R. Cannon*

Catherine P. Lego (Chair)

William R. Spivey

*	Mr. Cannon joined the audit committee effective May 1, 2013.

Relationship with Independent Registered Public Accounting Firm

Ernst & Young LLP has audited the Company’s consolidated financial statements since the Company’s inception.

Fees Billed by Ernst & Young LLP

The table below shows the fees billed by Ernst & Young LLP for audit and other services provided to the Company in fiscal years 2013 and 2012.

Services Rendered / Type of Fee	Fiscal Year 2013 ($)	Fiscal Year 2012 ($)
Audit Fees(1)	4,901,106	4,528,332
Audit-Related Fees(2)	260,000	684,815
Tax Fees	162,066	—
All Other Fees(3)	1,995	1,995
TOTAL	5,325,167	5,215,142

(1)	Audit fees represent fees for professional services provided in connection with the audits of annual financial statements. Audit fees also include reviews of quarterly financial statements, audit services related to other statutory or regulatory filings or engagements, and fees related to Ernst & Young LLP’s audit of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.
(2)	Audit-related fees consist of assurance and related services that are reasonably related to the audit or review of the Company’s financial statements and are not reported above under “Audit Fees” and include fees related to services provided to support the Company’s planned disposition of the Peter Wolters industrial applications group.
(3)	All other fees represent subscription fees to Ernst & Young LLP’s accounting research service.

Continues on next page ▶ Lam Research Corporation 2013 Proxy Statement	53

The audit committee reviewed summaries of the services provided by Ernst & Young LLP and the related fees during fiscal year 2013 and has determined that the provision of non-audit services was compatible with maintaining the independence of Ernst & Young LLP as the

Company’s independent registered public accounting firm. The audit committee approved 100% of the services and related fee amounts for services provided by Ernst & Young LLP during fiscal year 2013.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

It is the responsibility of the audit committee to approve, in accordance with Sections 10A(h) and (i) of the Exchange Act and the rules and regulations of the SEC, all professional services, to be provided to us by our independent registered public accounting firm, provided that the audit committee shall not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption.

It is our policy that the audit committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm, consistent with the criteria set forth in the audit committee charter and applicable laws and regulations. The committee has delegated to the chair of the committee the authority to pre-approve such services, provided that the chair shall report any decisions to pre-approve such services to the full audit committee at its next regular meeting. These services may include audit services, audit-related services, tax services, and other services. Our independent registered public accounting firm and our management are required to periodically report to the audit committee regarding the extent of services provided by our independent registered public accounting firm pursuant to any such pre-approval.

Certain Relationships and Related Party Transactions

No family relationships exist or existed during fiscal year 2013 among any of our directors and executive officers.

No related party transactions occurred during fiscal year 2013.

Other Matters

We are not aware of any other matters to be submitted to the annual meeting. If any other matters properly come before the annual meeting, the Proxy Holders intend to vote the shares they represent as the board of directors may recommend or, if the board does not make a recommendation, as the Proxy Holders decide in their reasonable judgment.

It is important that your stock holdings be represented at the meeting, regardless of the number of shares you hold. We urge you to complete and return the accompanying proxy card in the enclosed envelope, or vote your shares by telephone or internet, as described in the materials accompanying this proxy statement.

By Order of the Board of Directors,

Sarah A. O’Dowd

Secretary

Fremont, California

Dated: September 24, 2013

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: LAM RESEARCH CORPORATION M62653-P43179-Z61524 LAM RESEARCH CORPORATION ATTN: INVESTOR RELATIONS 4650 CUSHING PARKWAY, CA-1 FREMONT, CA 94538 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. For address change/comments, mark here. (see reverse for instructions) NOTE: Other business that may properly come before the annual meeting (including any adjournment or postponement thereof) will be voted as the proxy holders deem advisable. 01) Martin B. Anstice 02) Eric K. Brandt 03) Michael R. Cannon 04) Youssef A. El-Mansy 05) Christine A. Heckart 06) Grant M. Inman 07) Catherine P. Lego 08) Stephen G. Newberry 09) Krishna C. Saraswat 10) William R. Spivey 11) Abhijit Y. Talwalkar 1. Election of Directors 2. Advisory vote on the compensation of the named executive officers of Lam Research (“Say on Pay”). 3. Ratification of the appointment of independent registered public accounting firm for fiscal year 2014. Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR all of the nominees listed in proposal 1: The Board of Directors recommends you vote FOR proposals 2 and 3. Please sign exactly as your name(s) appear(s) in this card. When signing as attorney, executor, administrator, or other fiduciary, please give full title. Joint owners should each sign personally. For a Corporation, an authorized officer must sign. For a partnership, an authorized person must sign. For All Withhold All For All Except Yes No For Against Abstain

Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LAM RESEARCH CORPORATION IN CONJUNCTION WITH THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 7, 2013 The undersigned stockholder of LAM RESEARCH CORPORATION, a Delaware corporation (the “Company”), hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 24, 2013, and the 2013 Annual Report to Stockholders; (b) appoints Martin B. Anstice and George M. Schisler, Jr., or either of them, proxy holders and attorneys-in-fact, each with full power to designate substitutes, on behalf and in the name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Stockholders of LAM RESEARCH CORPORATION (and any adjournment(s) or postponement(s) of the Meeting) to be held on November 7, 2013 at 9:30 a.m., Pacific Standard Time, in the Building CA1 Auditorium at the principal executive offices of the Company located at 4650 Cushing Parkway, Fremont, California 94538, and (c) authorizes the proxy holders to vote all shares of Common Stock that the undersigned would be entitled to vote if personally present at the Meeting, on the matters set forth on the reverse side and, in their discretion, on any other matter(s) that may properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting. This proxy will be voted as directed. If no contrary direction is indicated, the proxy will be voted FOR all of the director nominees listed in proposal 1, FOR the advisory vote on the compensation of the named executive officers of Lam Research (“Say on Pay”), and FOR the proposal to ratify the appointment of independent registered public accounting firm for fiscal year 2014, and as the proxy holders deem advisable, on any other matter(s) that may properly come before the meeting. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report Combined Document are available at www.proxyvote.com. Continued and to be signed on reverse side M62654-P43179-Z61524